EXHIBIT 4.2

                          SENIOR BRIDGE LOAN AGREEMENT

                                      among

                        ACTIVANT SOLUTIONS HOLDINGS INC.,
                              as Parent Guarantor,

                            ACTIVANT SOLUTIONS INC.,
                                  as Borrower,

               The Several Lenders from Time to Time Party Hereto,

                     DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
                            as Administrative Agent,

                                       and

                   DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH and
                           JPMORGAN CHASE BANK, N.A.,
                               as Initial Lenders,

                                       and

                        DEUTSCHE BANK SECURITIES INC. and
                          J.P. MORGAN SECURITIES INC.,
                 as Joint Lead Arrangers and Joint Book Runners

                                   Dated as of
                               September 13, 2005

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                                Table of Contents


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SECTION 1.          Definitions and Accounting Terms..............................................................3
         1.1.       Defined Terms.................................................................................3
         1.2.       Terms Generally...............................................................................3
         1.3.       Accounting Terms; GAAP........................................................................3
         1.4.       Resolution of Drafting Ambiguities............................................................3

SECTION 2.          Amount and Terms of Credit....................................................................3
         2.1.       Commitment....................................................................................3
         2.2.       Notice of Borrowing...........................................................................3
         2.3.       Disbursement of Funds.........................................................................3
         2.4.       Initial Maturity Date; Final Maturity Date; Evidence of Debt..................................3
         2.5.       Pro Rata Borrowing............................................................................3
         2.6.       Interest......................................................................................3
         2.7.       Interest Periods..............................................................................3
         2.8.       Increased Costs, Illegality, etc..............................................................3
         2.9.       Compensation..................................................................................3
         2.10.      Change of Lending Office......................................................................3
         2.11.      Notice of Certain Costs.......................................................................3

SECTION 3.          Fees; Voluntary Reduction of Initial Loan Commitments; Mandatory Termination of
                      Commitments.................................................................................3
         3.1.       Fees 3
         3.2.       Voluntary Reduction of Commitments............................................................3
         3.3.       Mandatory Termination of Commitments..........................................................3

SECTION 4.          Payments......................................................................................3
         4.1.       Voluntary Prepayments.........................................................................3
         4.2.       Mandatory Prepayments and Commitment Reductions...............................................3
         4.3.       Method and Place of Payment...................................................................3
         4.4.       Net Payments; Tax Gross-Up....................................................................3
         4.5.       Computations of Interest and Fees.............................................................3
         4.6.       Pro Rata Treatment............................................................................3
         4.7.       Use of Proceeds...............................................................................3

SECTION 5.          Conditions....................................................................................3
         5.1.       Conditions Precedent to Borrowing of Initial Loans............................................3
         5.2.       Conditions Precedent to Borrowing of Term Loans...............................................3

SECTION 6.          Representations and Warranties................................................................3
         6.1.       Existence, Qualification and Power; Compliance with Laws......................................3
         6.2.       Authorization; No Contravention...............................................................3
         6.3.       Governmental Authorization; Other Consents....................................................3
         6.4.       Binding Effect................................................................................3


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         6.5.       Financial Statements; No Closing Date MAE.....................................................3
         6.6.       Litigation....................................................................................3
         6.7.       No Default....................................................................................3
         6.8.       Ownership of Property; Liens..................................................................3
         6.9.       Environmental Compliance......................................................................3
         6.10.      Taxes.........................................................................................3
         6.11.      ERISA Compliance..............................................................................3
         6.12.      Labor Relations...............................................................................3
         6.13.      Subsidiaries; Equity Interests................................................................3
         6.14.      Margin Regulations; Investment Company Act; Public Utility Holding Company Act................3
         6.15.      Internal Accounting Controls..................................................................3
         6.16.      Insurance.....................................................................................3
         6.17.      Licenses; Intellectual Property, Etc..........................................................3
         6.18.      Solvency......................................................................................3
         6.19.      Disclosure....................................................................................3
         6.20.      Exchange and Registration Rights..............................................................3
         6.21.      Indebtedness..................................................................................3

SECTION 7.          Affirmative Covenants.........................................................................3
         7.1.       Use of Proceeds...............................................................................3
         7.2.       Use of Proceeds of the Permanent Securities...................................................3
         7.3.       Exchange Notes................................................................................3
         7.4.       Change of Control.............................................................................3
         7.5.       Financial Statements..........................................................................3
         7.6.       Certificates; Other Information...............................................................3
         7.7.       Notices.......................................................................................3
         7.8.       Existence.....................................................................................3
         7.9.       Payment of Obligations........................................................................3
         7.10.      Maintenance of Properties.....................................................................3
         7.11.      Insurance.....................................................................................3
         7.12.      Compliance with Laws..........................................................................3
         7.13.      Further Assurances............................................................................3
         7.14.      Books and Records.............................................................................3
         7.15.      Compliance with Environmental Laws............................................................3
         7.16.      Reports.......................................................................................3
         7.17.      Compliance Certificate........................................................................3

SECTION 8.          Negative Covenants............................................................................3
         8.1.       Limitation on Asset Sales.....................................................................3
         8.2.       Limitation on Restricted Payments.............................................................3
         8.3.       Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock..................3
         8.4.       Liens.........................................................................................3
         8.5.       Merger, Consolidation or Sale of Assets.......................................................3
         8.6.       Transactions with Affiliates..................................................................3
         8.7.       Dividend and Other Payment Restrictions Affecting Subsidiaries................................3
         8.8.       Amendments or Waivers of Certain Documents....................................................3
         8.9.       Limitation on Guarantees by Subsidiaries......................................................3
         8.10.      Limitation on Investment Company Status.......................................................3
         8.11.      Limitation on Asset Swaps.....................................................................3


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SECTION 9.          Events of Default.............................................................................3

SECTION 10.         The Agents....................................................................................3
         10.1.      Appointment...................................................................................3
         10.2.      Delegation of Duties..........................................................................3
         10.3.      Exculpatory Provisions........................................................................3
         10.4.      Reliance by Administrative Agent..............................................................3
         10.5.      Notice of Default.............................................................................3
         10.6.      Non-Reliance on Agents and Other Lenders......................................................3
         10.7.      Indemnification...............................................................................3
         10.8.      Agents in Their Individual Capacities.........................................................3
         10.9.      Successor Administrative Agent................................................................3

SECTION 11.         Miscellaneous.................................................................................3
         11.1.      Amendments and Waivers........................................................................3
         11.2.      Notices.......................................................................................3
         11.3.      No Waiver; Cumulative Remedies................................................................3
         11.4.      Survival of Representations and Warranties....................................................3
         11.5.      Payment of Expenses and Taxes.................................................................3
         11.6.      Successors and Assigns; Participations and Assignments........................................3
         11.7.      Replacements of Lenders Under Certain Circumstances...........................................3
         11.8.      Adjustments; Set-off..........................................................................3
         11.9.      Counterparts..................................................................................3
         11.10.     Severability and Integration..................................................................3
         11.11.     Governing Law.................................................................................3
         11.12.     Submission to Jurisdiction; Waivers...........................................................3
         11.13.     Acknowledgments...............................................................................3
         11.14.     Waivers of Jury Trial.........................................................................3
         11.15.     Confidentiality...............................................................................3
         11.16.     Release of Guarantor..........................................................................3
         11.17.     U.S.A. Patriot Act............................................................................3

SCHEDULES

Schedule 2.1(a)       Commitments of Lenders and Addresses for Notices
Schedule 6.13         Subsidiaries and Other Equity Investments
Schedule 7.18         Post-Closing Matters
Schedule 8.4          Existing Liens


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EXHIBITS

Exhibit A-1           Form of Initial Note
Exhibit A-2           Form of Term Note
Exhibit B             Form of Assignment and Acceptance
Exhibit C             Form of Confidentiality Agreement
Exhibit D             Form of Legal Opinion of Weil, Gotshal & Manges LLP
Exhibit E             Form of Guarantee Agreement
Exhibit F             Closing Date Certificate







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           SENIOR BRIDGE LOAN AGREEMENT dated as of September 13, 2005, among
ACTIVANT SOLUTIONS HOLDINGS INC., a Delaware corporation, as parent guarantor ("Holdings"), ACTIVANT SOLUTIONS INC., a Delaware corporation (the "Borrower"), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH ("DBCI") and JPMORGAN CHASE BANK, N.A. ("JPMCB"), as initial lenders (the "Initial Lenders"), the other Lenders (as defined below), DEUTSCHE BANK SECURITIES INC. ("DBSI") and J.P. MORGAN SECURITIES INC. ("JPMSI"), as joint lead arrangers (in such capacities, the "Joint Lead Arrangers") and joint book runners (in such capacities, the "Joint Book Runners"), and DBCI, as administrative agent (in such capacity, the "Administrative Agent").

                                    RECITALS:

           Pursuant to the Agreement and Plan of Merger Agreement dated August 15, 2005 (the "Acquisition Agreement"), between Prophet 21, Inc. (the "Acquired Business"), the Borrower, P21 Merger Corporation and, for certain limited purposes, Thoma Cressey Equity Partners, Inc., the Borrower has agreed to acquire all of the outstanding capital stock of the Acquired Business (the "Acquisition"). The Borrower is a direct wholly owned subsidiary of Holdings. The funding requirements for the Acquisition (including related fees and expenses) and the refinancing of outstanding indebtedness of the Acquired Business (the "Refinancing") will be approximately $220.0 million and such amount will be provided solely from the Loans (as defined below) or the issuance and sale of Permanent Securities (as defined below), the Holdings Financing (as defined below) and cash on hand at the Borrower. The parties hereto hereby agree as follows:

SECTION 1.        Definitions and Accounting Terms

           As used herein, the following terms shall have the meanings specified in this Section 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

               1.1. Defined Terms

           "Acceleration Notice" is defined is Section 9.

           "Acquired Business" is defined in the recitals.

           "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, merger or consolidation.

           "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with the Borrower or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

           "Acquisition" is defined in the recitals.


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           "Acquisition Agreement" is defined in the recitals.

           "Act" is defined in Section 11.17.

           "Adjusted LIBOR" means, with respect to the Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) LIBOR in effect for such Interest Period and (b) Statutory Reserves.

           "Administrative Agent" means DBCI as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

           "Administrative Agent's Office" means the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 or such other office in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

           "Affiliate" means, as to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first referred to Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

           "Affiliate Transaction" is defined in Section 8.6.

           "Agents" means the Administrative Agent the Joint Lead Arrangers and the Joint Book Runners.

           "Agreement" means this senior bridge loan agreement.

           "Approved Fund" means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

           "ARISB Acquisition" means the acquisition of certain assets of ADP Claims Solutions, Group, Inc. ("ADP") pursuant to the Asset Purchase Agreement dated November 20, 1997 between the Borrower and ADP.

           "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Borrower or any of its Subsidiaries) to any Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower of (i) any Capital Stock of any Subsidiary of the Borrower or (ii) any other property or assets of the Borrower or any Subsidiary of the Borrower other than in the ordinary course of business; provided, however, that for purposes of Section 8.1, Asset Sales shall not include (a) a transaction or series of related transactions in which the Borrower or its Subsidiaries receive aggregate consideration of less than $1.0 million, (b) transactions covered by Section 8.5 or permitted by Section 8.11, (c) a Restricted Payment that otherwise qualifies under Section 8.2, (d) any disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Borrower and its Subsidiaries and that is disposed of, in each case, in the ordinary course of business or (e) sales of receivables and leases in connection with the lease financing activities described in clause (xii) of the definition of "Permitted Indebtedness."


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
           "Asset Swap" means the execution of a definitive agreement, subject only to approval of the United States Federal Trade Commission, if applicable, and other customary closing conditions, that the Borrower in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Borrower or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith; provided that such cash payment, if received by the Borrower or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with Section 8.1.

           "Assignment and Acceptance" is defined in Section 11.6(c).

           "Assignor" is defined in Section 11.6(c).

           "Bankruptcy Law" is defined in Section 9.

           "benefited Lender" is defined is Section 11.8(a).

           "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

           "Board of Directors" means the Board of Directors or other governing body charged with the ultimate management of any Person, or any duly authorized committee thereof.

           "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or a duly authorized committee of such Board of Directors.

           "Borrower" is defined in the preamble hereto.

           "Borrowing" means the incurrence of Loans.

           "Bridge Commitment Letter" means the acquisition financing commitment letter dated as of August 15, 2005 among the Borrower, Holdings and the Initial Lenders.

           "Bridge Obligations" means the obligations of the Borrower under or in connection with this Agreement and the other Credit Documents.

           "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the city in which the Administrative Agent is located are not required to be open.


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           "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

           "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

           "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and
(vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

           "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of this Agreement), other than to a Permitted Holder; (ii) a majority of the Board of Directors of the Borrower or Holdings shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group of related Persons (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder, including without limitation, Holdings) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Borrower or Holdings.

           "Closing Date" means the date on which the conditions precedent set forth in Section 5 shall have been satisfied, which date shall be no later than September 30, 2005.

           "Closing Date MAE" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or is reasonably likely to be materially adverse to the assets, properties, financial condition or results of operations of the Acquired Business and its subsidiaries taken as a whole or the ability of a party to the Acquisition Agreement to


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consummate the transactions contemplated thereby; provided that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a "Closing Date MAE": (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by the Acquisition Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Acquired Business and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general, other than any adverse change, effect, event, occurrence, state of facts or development which disproportionately affects the Acquired Business and its subsidiaries; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Acquisition Agreement; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (e) any matter set forth on any disclosure schedule attached to the Acquisition Agreement; or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

           "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

           "Commitment Papers" means (a) the Bridge Commitment Letter and (b) the Engagement Letter.

           "Commitments" means, as to any Lender, its obligation to make an Original Initial Loan to the Borrower pursuant to Section 2.1(a) in an aggregate amount not to exceed the amount set forth under such Lender's name in Schedule 2.1(a) opposite the caption "Commitment Amount" or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Section 11.6 and to convert its Initial Loans into Term Loans as provided in Section 2.1(b).

           "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Borrower or any of its Subsidiaries designed to protect the Borrower or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Borrower and its Subsidiaries.

           "Confidential Information" is defined in Section 11.15.

           "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that
(1) if the Borrower or any Subsidiary of the Borrower has incurred any Indebtedness or issued any Preferred Stock since the beginning of such Four


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Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness or issuance of Preferred Stock, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to the incurrence of such Indebtedness or issuance of Preferred Stock as if such Indebtedness had been incurred or such Preferred Stock had been issued on the first day of such Four Quarter Period and the discharge of any other Indebtedness or Preferred Stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or Preferred Stock as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Borrower or any Subsidiary of the Borrower shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness or Preferred Stock of the Borrower or any Subsidiary of the Borrower repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Capital Stock of any Subsidiary of the Borrower is sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Borrower or any Subsidiary of the Borrower (by merger or otherwise) shall have made an Investment in any Subsidiary of the Borrower (or any Person that becomes a Subsidiary of the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness or the issuance of any Preferred Stock) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary of the Borrower since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Subsidiary of the Borrower during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred or the issuance of any Preferred Stock in connection therewith, the pro forma calculations shall be determined reasonably and in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest


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
expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Swap Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Swap Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Interest Expense of the Borrower attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

           "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Fixed Charges for such period; and (iii) Consolidated Non-Cash Charges for such period less all non-cash items increasing Consolidated Net Income for such period.

           "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and (ii) the amount of all cash dividend payments or payments in Disqualified Capital Stock on Preferred Stock of Subsidiaries of such Person or on Disqualified Capital Stock of such Person held by Persons other than the Borrower or any Wholly Owned Subsidiaries paid, accrued or scheduled to be paid or accrued during such period.

           "Consolidated Income Tax Expense" means, with respect to the Borrower for any period, the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

           "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued or capitalized interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

           "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP,
(c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than the Borrower or a Subsidiary of the Borrower or other than an Unrestricted Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and any non-cash expenses attributable to grants or exercises of employee stock options, (f) charges relating to the amortization or write-off of intangibles or other goodwill arising from the ARISB Acquisition, the Triad Acquisition, the Speedware Acquisition and the Acquisition and (g) the cumulative effect of changes in accounting principles.

           "Consolidated Net Tangible Assets" of any Person means, as of any date of determination, the sum of the assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, including appropriate deductions for any minority interest in tangible assets of such Person's Subsidiaries, less (without duplication) (i) the net book value of all of its goodwill and other like intangibles, (ii) unamortized Indebtedness discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person, in each case as calculated at the end of the fiscal quarter preceding the date of determination (and, if calculated in connection with a transaction, after giving pro forma effect to such transaction).

           "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Borrower or Holdings on the Closing Date, (ii) was nominated for election or elected to the Board of Directors of the Borrower or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

           "Contractual Obligation" means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

           "Conversion Date" means the date the Initial Loans are converted into Term Loans pursuant to Section 2.1(b).

           "Credit Agreement" means (i) the Fourth Amended and Restated Credit Agreement of the Borrower, dated as of the Closing Date, together with the other documents related thereto (including, without limitation, any guarantee agreements and security documents) as the same may be further amended, supplemented, restated, restored or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Subsidiaries of the Borrower as borrowers or guarantors or other credit parties thereunder and (ii) any renewal, extension, refunding, restructuring, restatement, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Credit Agreement or one or more other credit or other agreements).

           "Credit Documents" means this Agreement, the Guarantee Agreement and the Letter Agreement.

           "Credit Party" means the Borrower and each Guarantor.

           "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in currency values.

           "Custodian" is defined in Section 9.

           "Debt Incurrence Prepayment Event" means any issuance or incurrence by the Borrower or any Subsidiary of the Borrower (other than any Unrestricted Subsidiary) of any Indebtedness of the type described in clauses (i) and (ii) of the definition thereof incurred by such party in the form of debt securities issued in a public offering or private placement after the Closing Date and prior to the Initial Maturity Date (including, but not limited to Permanent Securities, but not including Indebtedness incurred pursuant to (a) the Credit Agreement as in effect on the Closing Date and (b) clauses (vi) and (xii) of the definition of Permitted Indebtedness).

           "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

           "Determination Date", with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

           "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable on or before April 1, 2010, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to April 1, 2010; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to April 1, 2010 shall be deemed to be Disqualified Capital Stock.

           "Dollar", "dollar" or "$" means lawful currency of the United States.

           "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender,
(c) an Approved Fund and (d) any other Person (other than a natural person or the Borrower or an Affiliate of the Borrower) approved by the Administrative Agent.

           "Engagement Letter" means the engagement letter dated as of August 15, 2005, among the Borrower, Holdings and the Joint Book Runners.

           "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

           "Equity Issuance Prepayment Event" means the receipt by Holdings or the Borrower of cash proceeds from the issuance of their respective Equity Interests (other than Equity Interests issued pursuant to stock or stock option plans existing on the Closing Date) prior to the Initial Maturity Date.

           "Equity Offering" means a private sale or an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Borrower or Holdings (to the extent, in the case of Holdings, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Borrower).

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

           "Event of Default" is defined in Section 9.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

           "Exchange and Registration Rights Agreement" means an Exchange and Registration Rights Agreement substantially identical to the exchange and registration rights agreement entered into by the Borrower in connection with the Existing Floating Rate Notes (with such changes as may be required in connection with the Transactions).

           "Exchange Documents" means the Exchange Note Indenture and the Exchange Notes.

           "Exchange Note Indenture" means the indenture to be entered into relating to the Exchange Notes, having terms and conditions substantially similar to the Existing Floating Rate Notes Indenture (with such changes to cure any ambiguity, omission, defect or inconsistency or as are otherwise required to conform to the interest rate provisions and optional redemption provisions hereof or as otherwise required in connection with the Transactions as the Joint Lead Arrangers and the Borrower shall approve) as in effect on the Closing Date.

           "Exchange Note Trustee" means the trustee under the Exchange Note Indenture.

           "Exchange Notes" means the debt securities issued under the Exchange
Note Indenture.

           "Exchange Request" is defined in Section 7.3(b).

           "Existing Fixed Rate Notes" means $157.0 million aggregate principal amount of 10 1/2% Senior Notes due 2011 issued pursuant to the Existing Fixed Rate Notes Indenture.

           "Existing Fixed Rate Notes Guarantee" means the guarantee of the Existing Fixed Rate Notes by each of the Existing Fixed Rate Notes Guarantors.

           "Existing Fixed Rate Notes Guarantor" means the issuer at any time of an Existing Fixed Rate Notes Guarantee (so long as such Existing Fixed Rate Notes Guarantee remains outstanding).

           "Existing Fixed Rate Notes Indenture" means the indenture dated June 27, 2003 between the Company, the Existing Fixed Rate Notes Guarantors named therein and Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, N.A., as trustee, pursuant to which the Existing Fixed Rate Notes were issued, as the same may be amended, supplemented, exchanged or restated from time to time.

           "Existing Fixed Rate Notes Issue Date" means June 27, 2003.

           "Existing Floating Rate Notes" means $120.0 million aggregate principal amount of Floating Rate Notes due 2010 issued pursuant to the Existing Floating Rate Notes Indenture.

           "Existing Floating Rate Notes Guarantee" means the guarantee of the Existing Floating Rate Notes by each of the Existing Floating Rate Notes Guarantors.

           "Existing Floating Rate Notes Guarantor" means the issuer at any time of an Existing Floating Rate Notes Guarantee (so long as such Existing Floating Rate Notes Guarantee remains outstanding).

           "Existing Floating Rate Notes Indenture" means the indenture dated March 30, 2005 between the Company, the Existing Floating Rate Notes Guarantors named therein and Wells Fargo Bank, National Association, as trustee, pursuant to which the Existing Floating Rate Notes were issued, as the same may be amended, supplemented, exchanged or restated from time to time.

           "Existing Notes" means the Existing Fixed Rate Notes and the Existing Floating Rate Notes.

           "Existing Notes Guarantee" means the guarantee of the Existing Notes by each of the Existing Notes Guarantors.

           "Existing Notes Guarantor" means the issuer at any time of an Existing Floating Rate Notes Guarantee or an Existing Fixed Rate Notes Guarantee (so long as such Existing Floating Rate Notes Guarantee or such Existing Fixed Rate Notes Guarantee remains outstanding).

           "Existing Notes Indentures" means the Existing Fixed Rate Notes Indenture and the Existing Floating Rate Notes Indenture.

           "Fees" means all amounts payable pursuant to, or referred to in,
Section 3.1.

           "Final Maturity Date" means April 1, 2010.

           "Financial Monitoring and Oversight Agreements" means the Monitoring and Oversight Agreement among the Borrower, Holdings and Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and the Financial Advisory Agreement among the Borrower, Holdings and Hicks Muse Partners, each as in effect on the Existing Fixed Rate Notes Issue Date or as may be subsequently amended in a way not materially adverse to the Lenders or the Borrower.

           "Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

           "GAAP", unless otherwise indicated, means generally accepted accounting principles in the United States of America as in effect as of the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

           "Guarantee" means any guarantee of the Bridge Obligations by a Guarantor in accordance with the provisions of this Agreement and pursuant to the Guarantee Agreement. When used as a verb, "Guarantee" shall have a corresponding meaning.

           "Guarantee Agreement" means a Guarantee Agreement substantially in the form of Exhibit E, including any Guarantee Supplement.

           "Guarantee Supplement" means a Guarantee Supplement, substantially in the form of Annex A to the Guarantee Agreement, entered into pursuant to the terms hereof and thereof.

           "Guaranteed Indebtedness" has the meaning provided in Section 8.9.

           "Guarantor" means any Person that incurs a Guarantee on the Closing Date or following the Closing Date as required pursuant to Section 8.9; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor.

           "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated, a Texas corporation.

           "Holdings" is defined in the preamble hereto.

           "Holdings Financing" means the borrowing by Holdings of up to $40.0 million in the form of a senior bridge loan or from proceeds the issuance of debt securities substantially on the terms described in the Bridge Commitment Letter.

           "incur" has the meaning set forth in Section 8.3(a).

           "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

           "indemnified liabilities" is defined in Section 11.5(a).

           "Initial Lenders" is defined in the preamble.

           "Initial Loans" means, as of any date of determination, the Original Initial Loans together with any PIK Interest Amounts which have been added thereto.

           "Initial Maturity Date" means the date that is one year after the Closing Date.

           "Initial Notes" is defined in Section 11.6(d).

           "Interest Payment Date" is defined in Section 2.6(d).

           "Interest Period" means the interest period applicable to any Loan, as set forth in Section 2.7.

           "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

           "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (in each case, including by way of Guarantee or similar arrangement) or capital contribution to any Person, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit. For purposes of Section 8.2, (A) "Investment" shall include the portion (proportionate to the Borrower's equity interest in a Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Borrower shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower's "Investment" in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated from an Unrestricted Subsidiary to a Subsidiary; and (B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

           "Investment Company Act" means the United States Investment Company Act of 1940, as amended.

           "Joint Book Runners" is defined in the preamble.

           "Joint Lead Arrangers" is defined in the preamble.

           "Laws" means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or binding judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and binding agreements with, any Governmental Authority, in each case whether or not having the force of law.

           "Lenders" means (a) the financial institutions listed on the signature pages of this Agreement (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

           "Letter Agreement" means the letter agreement dated as of the Closing Date among Borrower, Holdings and the Joint Lead Arrangers.

           "LIBOR" with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on either Telerate Page 3750 or Bloomberg page BBAM1 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 and Bloomberg page BBAM1 do not include such a rate or are unavailable on a Determination Date, the Administrative Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Administrative Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent will request each of three major banks in New York City, as selected by the Administrative Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

           "LIBOR Spread" means:

               (i) during the period beginning on the Closing Date through December 12, 2005, 650 basis points,

               (ii) during the period beginning on December 13, 2005 through March 12, 2006, 700 basis points,

               (iii) during the period beginning on March 13, 2006 through June 12, 2006, 750 basis points, and

               (iv) during the period beginning on June 13, 2006 through September 12, 2006, 800 basis points.

           "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

           "Loans" means the Initial Loans and the Term Loans.

           "London Banking Day" is any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

           "Material Adverse Effect" means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings, the Borrower and its Subsidiaries (including the Acquired Business), taken as a whole, (ii) a material adverse effect on the ability of the Borrower or the Credit Parties (taken as a whole) to perform their respective obligations under any Credit Document to which the Borrower or any of the Credit Parties is a party or (iii) a material adverse effect on the rights and remedies of the Lenders under any Credit Document.

           "Maximum Rate" is defined in Section 2.6(f).

           "Moody's" means Moody's Investors Service, Inc.

           "Net Cash Proceeds" means, with respect to (a) any Asset Sale, (b) any Debt Incurrence Prepayment Event or (c) any Equity Issuance Prepayment Event the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Borrower or any of its Subsidiaries from any event described in clauses (a) through (c) above net of (i) reasonable out-of-pocket expenses and fees relating to such transaction (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, relocation costs, title insurance premiums, appraisers, fees and costs reasonably incurred in preparation of any asset or property for sale),
(ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Borrower or the Subsidiary engaged in such transaction), (iii) in the case of an Asset Sale, all distributions and other payments required to be made to any Person owning a beneficial interest in the assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such transaction, (iv) any reserves established in accordance with GAAP for adjustment in respect of the sales price of such asset or assets or for any liabilities associated with such transaction and (v) repayment of Indebtedness secured by assets subject to such transaction; provided, however, that if the instrument or agreement governing such transaction requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

           "Net Proceeds Offer" is defined in Section 8.1.

           "Non-Excluded Taxes" is defined in Section 4.4(a).

           "Non-U.S. Lender" is defined in Section 4.4(a).

           "Notes" means the Initial Notes and the Term Notes, in each case, as originally executed or as they may from time to time be amended pursuant to the applicable provisions hereof.

           "Notice of Borrowing" is defined in Section 2.2(a).

           "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

           "Officers' Certificate" means a certificate signed on behalf of the Borrower by two Responsible Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

           "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower.

           "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of formation or organization, as amended, and its operating agreement, as amended.

           "Original Initial Loans" is defined in Section 2.1(a).

           "Original Initial Notes" is defined in Section 11.6(d).

           "Original Term Loans" is defined in Section 2.1(b).

           "Original Term Notes" is defined in Section 11.6(d).

           "Other Indebtedness" is defined in Section 8.1.

           "Participant" is defined in Section 11.6(b).

           "Payment Sharing Notice" means a notice from any Lender to the Administrative Agent stating that an Event of Default has occurred and that such Lender requires that all payments received by the Administrative Agent under this Agreement or any Credit Document be distributed in accordance with Section 4.6(b)(ii).

           "Permanent Securities" means any debt or high yield-like preferred stock issued by the Borrower as permanent financing to refinance the Loans, Notes or Exchange Notes.

           "Permitted Holders" means Hicks Muse and any of its Affiliates, officers and directors.

           "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Closing Date (other than the indebtedness described in clause
(iv) below); (ii) Indebtedness of the Borrower or a Subsidiary incurred pursuant to the Credit Agreement (including guarantees thereof) in an aggregate principal amount at any time outstanding not to exceed (x) prior to the Conversion Date, $20.0 million and (y) thereafter, $30.0 million; (iii) Indebtedness evidenced by or arising under the Loans or Exchange Notes and the Credit Documents; (iv) the Existing Notes and the Existing Notes Guarantee; (v) Interest Swap Obligations; provided, however, that such Interest Swap Obligations are entered into to protect the Borrower and its Subsidiaries from fluctuations in currencies or interest rates of its Indebtedness; (vi) additional Indebtedness of the Borrower or any of its Subsidiaries not to exceed (x) prior to the Conversion Date, $15.0 million and (y) thereafter, $20.0 million in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement);
(vii) Refinancing Indebtedness; (viii) Indebtedness owed by the Borrower to any Wholly Owned Subsidiary of the Borrower or by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower; (ix) guarantees by the Borrower or Subsidiaries of any Indebtedness permitted to be incurred by the Borrower or its Subsidiaries pursuant to this Agreement; (x) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Borrower or any of its Subsidiaries to their customers in the ordinary course of their business; (xi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Borrower (other than guarantees of Indebtedness or other obligations incurred by any

Person acquiring all or any portion of such business assets or Subsidiaries of the Borrower for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Borrower or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi), when taken together with all Indebtedness incurred pursuant to this clause (xi) and then outstanding, shall not exceed $15.0 million; (xii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, or Indebtedness incurred for the purposes of financing the acquisition of Productive Assets (whether by acquisition of assets or stock, by way of merger, consolidation or otherwise), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
(xii) shall not exceed $5.0 million at any time outstanding; and (xiii) Indebtedness and other Obligations of the Borrower and its Subsidiaries related to lease financing activities which are not required to be treated as indebtedness on a balance sheet, as determined in accordance with GAAP as in effect on the date such Indebtedness or other Obligation is incurred.

           "Permitted Investments" means (i) Investments by the Borrower or any Subsidiary of the Borrower to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Subsidiary of the Borrower); provided, however, that the primary business of such person is in the good faith judgment of management of the Borrower a business reasonably related, ancillary or complementary to the business of the Borrower; provided, further, however, that if any such Investment or series of related Investments involves an Investment by the Borrower in excess of $3.0 million, Borrower's Consolidated Coverage Ratio, calculated after giving effect to such transaction, must be greater than 2.00 to 1.00, (ii) Investments received by the Borrower or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Borrower or any Wholly Owned Subsidiary of the Borrower in any Wholly Owned Subsidiary of the Borrower (whether existing on the Closing Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Borrower and Investments in the Borrower by any Wholly Owned Subsidiary of the Borrower, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Borrower or any Subsidiary thereof for purposes of purchasing the Borrower's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Subsidiary and (vii) additional Investments in an aggregate amount not to exceed $1.0 million at any time outstanding.

           "Permitted Liens" means, with respect to any Person:

               (i) Pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

               (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or being contested in good faith by appropriate proceedings;

               (iii) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings;

               (iv) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

               (v) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

               (vi) Liens securing Indebtedness permitted to be incurred pursuant to clauses (ii), (iv), (v) and (xi) of the definition of "Permitted Indebtedness"; (vii) Liens existing on the Closing Date and described on Schedule 8.4;

               (viii) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary of the Borrower; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary of the Borrower; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries;

               (ix) Liens on property at the time the Borrower or one of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries;

               (x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

               (xi) Leases, subleases and licenses of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

               (xii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

               (xiii) Liens in favor of the Borrower or its Subsidiaries;

               (xiv) Liens on equipment of the Borrower or its Subsidiaries granted in the ordinary course of business to the Borrower's or such Subsidiaries' client at which such equipment is located;

               (xv) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (vi), (vii),
          (viii), (ix) or (xx) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of or, if greater, committed amount of the Indebtedness described under clause (vi), (vii), (viii) or (ix) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

               (xvi) Judgment and attachment Liens not giving rise to an Event of Default;

               (xvii) Liens in favor of the Administrative Agent securing the Obligations under the Credit Documents;

               (xviii) Liens in favor of a banking institution arising by operation of law encumbering deposits (including right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

               (xix) Liens on assets of a Subsidiary (other than a Significant Subsidiary) that is a non-United States Person and is not a Guarantor; and

               (xx) after the Conversion Date, in addition to the Liens referred to in clauses (i) through (xix) above, Liens securing Indebtedness (other than Indebtedness that is subordinated to the Loans and Notes) in an aggregate principal amount at the time of the incurrence of such Liens not to exceed 10% of the Borrower's Consolidated Net Tangible Assets.

           "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

           "PIK Interest Amount" means the amount of interest accrued on an Initial Loan or a Term Loan that, in accordance with Section 2.6(e), increases the principal amount of the Initial Loans or Term Loans, as applicable.

           "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

           "Prepayment Event" means any Debt Incurrence Prepayment Event or any Equity Issuance Prepayment Event.

           "Productive Assets" means assets of a kind used or usable by the Borrower and its Subsidiaries in its business; provided, however, that productive assets to be acquired by the Borrower or its Subsidiaries shall be, in the good faith judgment of management of the Borrower, assets which are reasonably related, ancillary or complementary to the business of the Borrower and its Subsidiaries as conducted on the Closing Date.

           "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

           "Refinancing Indebtedness" means any refinancing of Indebtedness of the Borrower or any of its Subsidiaries existing as of the Closing Date or incurred in accordance with Section 8.3 (other than pursuant to clause (v) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

           "Register" is defined in Section 11.6(e).

           "Regulation T" means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

           "Regulation U" means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

           "Regulation X" means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

           "Reimbursable Legal Expenses" means, as to each Joint Lead Arranger, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP in connection with the Transactions or otherwise arising out of such Joint Lead Arranger's Commitments.

           "Related Agreements" means the Acquisition Agreement, the documents governing the Holdings' Financing and the documents governing the Credit Agreement.

           "Representative Amount" means a principal amount of not less than $1.0 million for a single transaction in the relevant market at the relevant time.

           "Required Lenders" means, at any date, Lenders having or holding Loans and Commitments representing more than 50% of the sum of Loans and Commitments outstanding at such date.

           "Responsible Officer" means the chief executive officer, president, vice president-finance, chief financial officer, treasurer or assistant treasurer or other similar officer of a Credit Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

           "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Borrower's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Borrower, or any warrants, rights or options to acquire shares of Capital Stock of the Borrower, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Borrower or its Subsidiaries that is subordinated or junior in right of payment to the Loans and Notes, (iv) the making of any Investment (other than a Permitted Investment) or (v) prior to the Conversion Date, the repurchase or retirement for value of any Indebtedness (other than the pro rata repayment of Loans) that is pari passu with the Loans or the Guarantees, other than the repayment of revolving indebtedness under the Credit Agreement, redemptions of the Existing Notes in connection with an Net Proceeds Offer (as defined in the Existing Notes Indentures) or a Change of Control Offer (as defined in the Existing Notes Indentures) or the repayment of Indebtedness with the proceeds of an Asset Sale, to the extent such Indebtedness was secured by the assets or property subject to such Asset Sale.

           "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

           "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Subsidiary transfers such property to a Person and the Borrower or a Subsidiary leases it from such Person.

           "SEC" or "Commission" means the United States Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

           "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

           "Solvent" means, with respect to a particular date, that on such date
(i) the present fair market value (or present fair saleable value) of the assets of Holdings and its Subsidiaries is not less than the total amount of the liabilities of Holdings and its Subsidiaries on their total existing debts and liabilities (including contingent liabilities); (ii) Holdings and its Subsidiaries are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the Transactions contemplated by the Credit Documents and the Acquisition Agreement, Holdings and its Subsidiaries are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; (iv) Holdings and its Subsidiaries are not engaged in any business or transaction, and do not propose to engage in any business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Holdings is engaged; and (v) Holdings and its Subsidiaries are not otherwise insolvent under applicable federal or state laws.

           "Speedware" means Speedware Corporation Inc.

           "Speedware Acquisition" means the acquisition of shares of Capital Stock of Speedware pursuant to the Speedware Tender Offer, an amalgamation, a statutory arrangement, a share consolidating, purchasing additional shares in the open market or in privately negotiated transactions, or initiating another takeover bid.

           "Speedware Tender Offer" means the cash tender offer to purchase all of the outstanding shares of Capital Stock of Speedware.

           "Staats Repurchase Agreement" means the Securities Repurchase Agreement, dated June 5, 2003, among Glenn Staats, Preston Staats, Holdings, the Borrower, Hicks Muse and certain other parties thereto, as the same may be amended in a manner which does not adversely affect the Lenders.

           "Stated Maturity" means, with respect to any Loan, the Final Maturity Date (unless the Loans are not converted pursuant to Section 2.1(b), in which case all references shall mean the Initial Maturity Date).

           "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject with respect to LIBOR, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

           "Subsequent Initial Note" is defined in Section 11.6(d)

           "Subsequent Term Note" is defined in Section 11.6(d).

           "Subsidiary" with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in this Agreement to the contrary, all references to the Borrower and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Borrower and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in this Agreement to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of Section 8 of this Agreement.

           "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service) or a successor service.

           "Term Loans" means, as of any date of determination, the Original Term Loans together with any PIK Interest Amounts which have been added thereto.

           "Term Notes" means the Initial Term Notes and any Subsequent Term Notes.

           "Total Commitments" means $140.0 million.

           "Total Credit Exposure" means, at any date, the sum of the outstanding principal amount of all Loans and Commitments at such date.

           "Transactions" means the Acquisition, the Refinancing, entering into this Agreement and the Credit Agreement and making of the Loans, the Holdings Financing and the issuance and sale of the Permanent Securities, if any.

           "Transferee" is defined in Section 11.6(g).

           "Triad Acquisition" means the acquisition of Triad Systems Corporation on February 27, 1997.

           "United States" means the United States of America.

           "Unrestricted Subsidiary" means (x) a Subsidiary of the Borrower created after the Closing Date or (y) Internet Auto Parts, Inc. ("IAP") if it becomes a Subsidiary of the Borrower, in each case so designated (together with its Subsidiaries) by a resolution adopted by the Board of Directors of the Borrower; provided, however, that (a) neither the Borrower nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Unrestricted Subsidiary or its Subsidiaries (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or its Subsidiaries and (b) except for IAP, such Subsidiary and its Subsidiaries has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) Borrower's Consolidated Coverage Ratio must be greater than 2.00 to 1.00 and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by the filing with the Administrative Agent of a certified copy of the resolution of the Borrower's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

           "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

           "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly Owned Subsidiary of such Person.

               1.2. Terms Generally

           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

               1.3. Accounting Terms; GAAP

           Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time.

               1.4. Resolution of Drafting Ambiguities

           Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 2.      Amount and Terms of Credit

               2.1. Commitment

           (a) Initial Loans. Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make a loan (collectively, the "Original Initial Loans") to the Borrower, which Original Initial Loan (i) shall be made on the Closing Date, (ii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed,
(iii) shall not exceed for any such Lender that aggregate principal amount that equals the Commitment of such Lender at such time and (iv) shall not exceed for all Lenders at any time outstanding the aggregate principal amount that equals the Total Commitments then in effect.

           (b) Term Loans. (i) Subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein set forth, the Borrower and each Lender severally agrees, if the Initial Loans have not been repaid in full, that the then outstanding principal amount of its Initial Loans shall, upon satisfaction of the conditions set forth in Section 5.2, be converted into a loan (individually, an "Original Term Loan" and collectively, the "Original Term Loans") by the Borrower on the Initial Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of its Initial Loans.

           (ii) Upon the conversion of the Initial Loans into Term Loans, each Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Term Loans issued by such Lender, which corresponding principal amount of the Initial Loans shall be satisfied by the conversion of such Initial Loans into Term Loans in accordance with this Section 2.1(b). Amounts repaid in respect of Term Loans may not be reborrowed.

               2.2. Notice of Borrowing

           (a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at the Administrative Agent's Office at least one (1) Business Day prior to the Borrowing of Initial Loans. Such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the date of such Borrowing (which shall be a Business Day and the Closing Date) and (ii) the amount of such Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Loans, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

           (b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

               2.3. Disbursement of Funds

           (a) Subject to and upon the terms and conditions herein set forth, each Initial Lender agrees, severally and not jointly, no later than 12:00 noon (New York time) on the date specified in the Notice of Borrowing, to make available its pro rata portion of the Borrowing requested to be made on such date in the manner provided below.

           (b) Each Initial Lender shall make available all amounts it is to fund under the Borrowing in immediately available funds in Dollars to the Administrative Agent at the Administrative Agent's Office and the Administrative Agent will make available to the Borrower by depositing to the Borrower's account at the Administrative Agent's Office or such other account as may be agreed between the Administrative Agent and the Borrower the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Initial Lender prior to the date of the Borrowing that such Initial Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Initial Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Initial Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Initial Lender and the Borrower. If such Initial Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Initial Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the then-applicable rate of interest, calculated in accordance with Section 2.6, for the Loans.

           (c) Nothing in this Section 2.3 shall be deemed to relieve any Initial Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Initial Lender as a result of any default by such Initial Lender hereunder (it being understood, however, that no Initial Lender shall be responsible for the failure of any other Initial Lender or the Administrative Agent to fulfill its commitments hereunder).

               2.4. Initial Maturity Date; Final Maturity Date; Evidence of Debt

           (a) Subject to Section 2.1(b), the Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid, will, upon satisfaction of the conditions set forth in Section 5.2, be converted into Term Loans or become due and payable pursuant to Section 2.1(b).

           (b) The Term Loans will mature on the Final Maturity Date. Any Term Loan shall bear interest as described in Section 2.6 from the Conversion Date until such Loan shall be paid in full or exchanged for an Exchange Note pursuant to Section 7.3.

           (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

           (d) The Administrative Agent shall maintain the Register pursuant to
Section 11.6(e), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable (including, without limitation, any PIK Interest Amount and any interest payable thereon) from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

           (e) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower hereunder, including obligations to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

           (f) Subject to the requirements set forth in Section 7.3, each Lender will have the option at any time or from time to time after the Conversion Date to receive Exchange Notes in exchange for the Term Loans of such Lender then outstanding. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount (including any accrued PIK Interest Amount) of the Term Loans for which they are exchanged. If an Event of Default shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Initial Loans or Term Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

               2.5. Pro Rata Borrowing

           The Borrowing of Loans under this Agreement and any reduction of Commitments shall be made by or in favor of the Lenders pro rata on the basis of their Commitments. 2.6. Interest

           (a) Except as provided in clauses (b) and (f) below, the unpaid principal amount of each Initial Loan shall bear interest from the date of the Borrowing thereof (or, in the case of any PIK Interest Amount that is added to the Initial Loans, from the date such PIK Interest Amount increases the principal amount of the Initial Loans as contemplated by clause (e) below) until the date of repayment or conversion to a Term Loan at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) Adjusted LIBOR plus the LIBOR Spread as determined by the Administrative Agent.

           (b) If any event set forth in Section 2.8(a) shall have occurred, then (i) within 15 days after any notice given to the Borrower by the affected Lender or Lenders in accordance with Section 2.8, the Agents and the Borrower shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to the Borrower to make, fund or maintain affected Loans and (ii) if, at the expiration of 30 days from the giving of such notice by the Agents, the Agents and the Borrower shall not have reached an agreement, such Loans will bear interest at a rate per annum specified by each such Lender to represent its cost of funds therefor plus the LIBOR Spread.

           (c) Except as provided in clause (f) below, the unpaid principal amount of each Term Loan shall bear interest for the period from and including the Conversion Date (or, in the case of any PIK Interest Amount that is added to the Term Loans, from the date such PIK Interest Amount increases the principal amount of the Term Loans as contemplated by clause (e) below) to, but excluding, the earlier of (i) the date of repayment thereof and (ii) the date of exchange for an Exchange Note, at a rate equal to the lesser of (x) the Maximum Rate and
(y) (A) for the Interest Period commencing on the Conversion Date, the interest rate, determined in accordance with Section 2.6(a) in effect on the day immediately preceding the Conversion Date plus 50 basis points and (B) for each Interest Period thereafter, the interest rate in effect for the immediately preceding Interest Period plus 50 basis points.

           (d) Interest on each Loan shall be payable (i) in respect of each Initial Loan, quarterly in arrears on the last day of each Interest Period applicable thereto and on the Initial Maturity Date, (ii) in respect of each Term Loan, quarterly in arrears on the last day of each Interest Period applicable thereto and on the Final Maturity Date, (iii) on the date of any prepayment (on the amount prepaid) including through the issuance of Exchange Notes, (iv) at maturity (whether by acceleration or otherwise), and (v) after maturity (except to the extent the Initial Loans have been converted), on demand (each such date referred to in clauses (i), (ii), (iii), (iv) and (v) being an "Interest Payment Date").

           (e) Notwithstanding the foregoing clauses, the interest rate borne by the Loans shall not exceed 12.75% per annum (the "Maximum Rate"); provided that, the interest rates applicable to the Loans, including the Maximum Rate, shall increase by 0.75% if, at any time, the Loans or other unsecured senior long-term debt obligations of the Borrower (that do not have any credit support by any party other than the Borrower and its Subsidiaries) have not received a rating of better than CCC+ by Standard & Poor's and a rating of better than Caa1 by Moody's; provided further that if at any time following such increase the ratings are better than CCC+ and better than Caa1, then such interest rates shall decrease by 0.75%. To the extent the interest on any Loan exceeds a rate of 11.75% per annum, such excess amount of interest shall automatically be paid through an increase of the principal amount of the Initial Loans or Term Loans, as applicable, on the applicable Interest Payment Date unless the Borrower has notified the Administrative Agent on or prior to the applicable Interest Payment Date that it has elected to pay such excess amount of interest in cash.

           (f) Notwithstanding the provisions of clauses (a) and (c) above, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate described in
Section 2.6(a) plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.6(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

           (g) All computations of interest hereunder shall be made in accordance with Section 4.5.

           (h) The Administrative Agent, upon determining the interest rate for the Borrowing, shall promptly notify the Borrower and the Lenders thereof and of any PIK Interest Amount. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

               2.7. Interest Periods

           The Interest Period applicable to the Initial Loans and the Term Loans shall have a duration of three months. Notwithstanding anything to the contrary contained above:

               (a) the initial Interest Period for the Initial Loans shall commence on the date of such Borrowing, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the preceding Interest Period expires;

               (b) if any Interest Period relating to a Borrowing begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day; and

               (d) the last Interest Period applicable to Initial Loans shall end on the Initial Maturity Date and the last Interest Period applicable to Term Loans shall end on the earlier of (i) the conversion of such Term Loan into an Exchange Note and (ii) the Final Maturity Date.

               2.8. Increased Costs, Illegality, etc.

           (a) In the event that (x) in the case of clauses (i)(x) and (y) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that:

               (i) on any date for determining the Adjusted LIBOR for any Interest Period prior to the Initial Maturity Date, (x) deposits in the principal amounts of the Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the date hereof affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR; or

               (ii) at any time, such Lender shall incur increased costs or taxes or reductions in the amounts received or receivable hereunder with respect to any Loans (other than any such increase or reduction attributable to taxes indemnifiabe under Section 4.4(a) or taxes described in Section 4.4(a)(i)) because of (x) any change since the date hereof in any Law, such as, for example, but not limited to, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market; or

               (iii) at any time, the making or continuance of any Loan has become unlawful by compliance by such Lender in good faith with any Law, or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i)(x) and (y) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders) and in the case of each of clauses (i) and (ii) above, enter into negotiations with the Borrower pursuant to Section 2.6(c).

           (b) If, after the date hereof, the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of Law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender's compliance with, or pursuant to any request or directive to comply with, any such Law as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.8(b), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.8(b) upon receipt of such notice.

               2.9. Compensation

           If (a) any payment of principal of any Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Section 2.4, 2.8, 4.1,
4.2 or 11.7, as a result of acceleration of the maturity of the Loans pursuant to Section 9 or for any other reason, (b) the Borrowing is not made as a result of a withdrawn Notice of Borrowing or (c) any prepayment of principal of any Loan is not made as a result of a withdrawn notice of prepayment pursuant to
Section 4.1 or 4.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to continue or failure to prepay, including, without limitation, any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

               2.10. Change of Lending Office

           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.8(a)(ii), 2.8(a)(iii), 2.8(b) or 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, with the object of avoiding the consequence of the event giving rise to the operation of any such Section; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.8 or 4.4.

               2.11. Notice of Certain Costs

           Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.8, 2.9 or 4.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.8,
2.9 or 4.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

SECTION 3. Fees; Voluntary Reduction of Initial Loan Commitments; Mandatory Termination of Commitments

               3.1. Fees

           The Borrower agrees to pay to the Administrative Agent and/or the Joint Lead Arrangers the fees in the amounts and on the dates previously agreed to in the Bridge Commitment Letter and, without duplication, the Letter Agreement.

               3.2. Voluntary Reduction of Commitments

           Upon at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent's Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders and (b) any partial reduction pursuant to this Section 3.2 shall be in the amount of at least $1.0 million.

               3.3. Mandatory Termination of Commitments

           The Commitment shall terminate on the earliest of (i) the date on which the Acquisition Agreement is terminated in accordance with its terms, (ii) the Closing Date if no Loans are outstanding as of such date and (iii) 5:00 p.m. (New York time) on September 30, 2005 if the Original Initial Loans are not made on or before such date.

SECTION 4.      Payments

               4.1. Voluntary Prepayments

           The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) stating (i) its intent to make such prepayment and (ii) the amount of such prepayment, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three (3) Business Days prior to the date of such prepayment; (b) as promptly as practicable after receipt of such notice, the Administrative Agent shall give notice to each Lender of (i) the pro rata amount payable to such Lender in respect of its Loans and (ii) the expected date of such payment; (c) the Borrower shall pay to the Administrative Agent for application pursuant to
Section 4.2(b) an amount equal to 100% of the aggregate principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon to the prepayment date; (d) each partial prepayment of any Loans shall be in an amount that is a multiple of $1.0 million and in an aggregate principal amount of at least $1.0 million; and (e) any prepayment of Loans pursuant to this Section 4.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.9.

               4.2. Mandatory Prepayments and Commitment Reductions

           (a) Sources of Prepayments and Commitment Reductions. On each occasion that a Prepayment Event occurs, the Borrower shall, within five (5) Business Days after the occurrence of such Prepayment Event, notify the Administrative Agent of a pending prepayment of the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds therefrom. As promptly as practicable after receipt of such notice, (x) the Administrative Agent shall give notice to each Lender of (i) the pro rata amount that would be payable to such Lender in respect of its Loans and any pro rata amount by which such Lender's Commitments would be reduced and (ii) the expected date of such payment or reduction and (y) in the case of a prepayment, the Borrower shall pay to the Administrative Agent for application pursuant to Section 4.2(b) the pro rata amount payable to each Lender in respect of its Loans.

           (b) Application to Loans. Upon receipt of the amount payable to the Lenders pursuant to Section 4.1 or 4.2(a), the Administrative Agent shall distribute such amount in the following order: First, to the payment of all expenses due and payable to the Agents under Section 11.5; Second, to the payment of all expenses due and payable to the Lenders under Section 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest (other than any PIK Interest Amount) then due and payable on the Loans, ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lenders; and Fourth, to the payment of the principal amount of the Loans, ratably among such Lenders in accordance with the aggregate principal amount owed to each such Lender.

           (c) Temporary Investment. Pending the final application of any Net Cash Proceeds pursuant to this Section 4.2, the Borrower or the applicable Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in Cash Equivalents.

               4.3. Method and Place of Payment

           (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 noon (New York time), on the date when due and shall be made in immediately available funds at the Administrative Agent's Office, it being understood that written or telecopy notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Administrative Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

           (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

               4.4. Net Payments; Tax Gross-Up

           (a) Subject to the further provisions of this Section 4.4, all payments made by any Credit Party to the Administrative Agent or any lender under any Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes), however denominated, imposed on the Administrative Agent or any Lender by a jurisdiction (or political subdivision thereof) in which the Administrative Agent or any Lender, as the case may be, is organized, maintains a lending office, does business or has a current or former connection (other than a business or a connection arising from the transactions contemplated by this Agreement), and (ii) any and all liabilities, penalties and interest with respect to any of the taxes described in the foregoing clause (i). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) (including deductions applicable to additional sums payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not created or organized under the laws of the United States or a state thereof (a "Non-U.S. Lender") if such Lender fails to comply with the requirements of paragraph (b) of this Section 4.4. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. Borrower shall timely pay all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document ("Other Taxes") to the relevant Governmental Authority in accordance with applicable requirements of law. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The agreements in this Section 4.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

           (b) Each Non-U.S. Lender shall:

               (i) on or before becoming a party to this Agreement, deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of any Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

               (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of a change in the Lender's circumstances requiring a change in the most recent form previously delivered by it to the Borrower; and

               (iii) complete such other forms or certifications as may reasonably be requested in writing by the Borrower or the Administrative Agent to establish an exemption from or entitlement to a reduced rate of U.S. federal withholding tax;

unless, in any such case, any change in treaty, law or regulation, or any administrative or judicial interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 11.6 or a Lender pursuant to Section 11.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.4(b); provided that in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased, and such Lender shall deliver to the Borrower and the Administrative Agent such forms and statements, as well as two duly signed completed copies of Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

           (c) Upon the reasonable request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code , other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), shall, to the extent it may lawfully do so, deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

           (d) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant who is not an entity created or organized under the laws of the United States or a state thereof, on the date such Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in circumstances of the Lender or Participant, or any change in treaty, law or regulation or any administrative or judicial interpretation thereof having effect after the date such representations or certifications were made.

           (e) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall use reasonable efforts to cooperate with the Borrower in challenging such taxes at the Borrower's expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement and taking into account the Lender's out-of-pocket expenses, in no better or worse position than it would have been in if the payment had not been required; provided that Borrower, upon the request of the Administrative Agent, or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph
(d) or any other provision of this Section 4.4.

               4.5. Computations of Interest and Fees

           (a) Interest on the Loans shall be computed on the basis of a 365- (or 366-, as the case may be) day year. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

           (b) Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

               4.6. Pro Rata Treatment

           (a) Except as required under Section 2.8 or Section 2.9, each Borrowing, each payment or prepayment of principal of any Loan and each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender's portion of the Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar.

           (b) Whenever any payment received by the Administrative Agent from any Credit Party under this Agreement or any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

               (i) if the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agents under Section 11.5; Second, to the payment of all expenses due and payable to the Lenders under
          Section 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest (other than any PIK Interest Amount) then due and payable on the Loans ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lender; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

               (ii) if the Administrative Agent has received a Payment Sharing Notice that remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall, be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agents under
          Section 11.5; Second, to the payment of all expenses due and payable to the Lenders under Section 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of the interest (other than PIK Interest Amount) accrued on all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender; and Fourth, to the payment of the principal amount of all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

               4.7. Use of Proceeds

           (a) The proceeds of the Initial Loans shall be available, and the Borrower agrees that it shall use such proceeds, solely to finance the Acquisition and to pay related fees, costs and expenses.

           (b) Upon the extension of a Term Loan by a Lender, the Administrative Agent and each Lender shall reflect a corresponding reduction of the principal amount of Initial Loans held by each Lender.

SECTION 5.      Conditions

               5.1. Conditions Precedent to Borrowing of Initial Loans

           (a) Guarantee Agreement. Holdings and each of the Borrower's Domestic Subsidiaries (other than HM Coop LLC and CCI/Triad Financial Holdings Corporation) shall have entered into the Guarantee Agreement.

           (b) Credit Documents and Credit Agreement. The Borrower and the Guarantors shall have duly executed and delivered each Credit Document to which they are a party. The Borrower and Holdings shall have entered into definitive documentation with terms and conditions and in form and substance reasonably satisfactory to the Initial Lenders with respect to the Credit Agreement with a commercial lender or lenders or a syndicate of commercial lenders. Each of the Credit Documents and the Credit Agreement shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

           (c) Organizational Documents; Incumbency. The Joint Lead Arrangers shall have received (i) such documents and certifications as the Joint Lead Arrangers may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization or formation; and
(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Joint Lead Arrangers may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party or is to be a party.

           (d) Indebtedness for Borrowed Money. Other than the Original Initial Loans and the Existing Notes and the Holdings Financing, in each case in the amounts outstanding as of the date hereof, and other Indebtedness reasonably satisfactory to the Lenders, Holdings and its Subsidiaries and Borrower and its Subsidiaries, after giving effect to, and upon consummation of, the Transactions, shall have no material outstanding Indebtedness for money borrowed.

           (e) No Adverse Change or Development. Nothing shall have occurred since May 31, 2005 which has had or could reasonably be expected to have a Closing Date MAE.

           (f) Consummation of Related Transactions. The Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement, which Acquisition Agreement shall not have been amended, and all conditions precedent to the Acquisition contained in the Acquisition Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without, to the extent such amendment or waiver is material and adverse to the Lenders' interest, the Lenders' consent, which consent shall not be unreasonably withheld. The Initial Lenders and the Joint Lead Arrangers shall be reasonably satisfied with all material agreements, instruments and documents relating to the Transactions and Holdings shall have borrowed not more than $40.0 million pursuant to the Holdings Financing.

           (g) Opinions of Counsel to Credit Parties. The Lenders shall have received an opinion of Weil, Gotshal & Manges LLP, special counsel for the Credit Parties, substantially in the form of Exhibit D.

           (h) Take-Out Banks. The Borrower shall have engaged the Take-Out Banks to publicly offer or privately place the Permanent Securities, the proceeds of which will be used either to fund the Acquisition and the Refinancing or to prepay in whole or in part the Initial Loans. The Borrower shall have delivered audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of Holdings, the Borrower and the Acquired Business for the periods required of a registrant on Form S-1 to be included in an offering memorandum relating to the Permanent Securities.

           (i) Fees. The Borrower shall have paid (or contemporaneously with the Borrowing hereunder will pay) in cash the Fees payable on the Closing Date.

           (j) Solvency Certificate. On the Closing Date, the Joint Lead Arrangers shall have received a certificate attesting to the Solvency of the Credit Parties (taken as a whole) after giving effect to the Transactions from the Chief Financial Officer of the Borrower.

           (k) Notice of Borrowing. The Administrative Agent shall have received a fully executed Notice of Borrowing in accordance with the requirements of
Section 2.2(a).

           Each Lender, by delivering its signature page to this Agreement and funding the Borrowing on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent or Lender, as applicable on the Closing Date.

               5.2. Conditions Precedent to Borrowing of Term Loans

           The Conversion Date shall occur subject to the conditions that (a) no Default of Event of Default with respect to the Borrower or any Significant Subsidiary under Section 9(g) or 9(h) having occurred and be continuing, (b) no payment default (whether or not matured) under this Agreement or with respect to the Conversion Fee (as defined in the Bridge Commitment Letter) being in existence and (c) no default in the payment when due at final maturity of any Indebtedness of the Borrower or any of its Subsidiaries in excess of $10.0 million or the maturity of such Indebtedness shall have been accelerated being in existence; provided, however, that if an event described in clause (b) or (c) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of this Agreement has not expired, the Conversion Date shall, subject to the rights of the Lenders and the Administrative Agent under Section 9, be deferred until the cure of such event.

SECTION 6.      Representations and Warranties

           In order to induce the Lenders to enter into this Agreement and to make the Loans to be made hereby, each of Holdings and the Borrower represents and warrants on the Closing Date to each Lender that the following statements are true and correct (it being understood and agreed that the representations and warranties made herein are deemed to be made concurrently with the consummation of the transactions contemplated by the Related Agreements; provided that for purposes of Sections 6.5(a), 6.6, 6.7, 6.8, 6.9, 6.10, 6.15 and 6.17, the term "Subsidiaries" shall not include the Acquired Business):

               6.1. Existence, Qualification and Power; Compliance with Laws

           Except as contemplated by Schedule 7.18, Holdings and each of its Subsidiaries (a) has been duly organized and is validly existing as and in good standing under the laws of its respective jurisdiction of incorporation, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is engaged, except where the failure to so qualify or have such power or authority would not, singularly or in the aggregate, have a Material Adverse Effect; (b) has all requisite corporate (or similar) power and authority to execute and deliver, to the extent each is a party thereto, the Credit Documents and the Related Agreements and to perform its obligations hereunder and thereunder; and (c) is not (i) in violation of its Organizational Documents or (ii) in violation of any applicable law, ordinance, court decree, governmental rule or regulation to which it or its material property or assets may be subject which could reasonably be expected to have a Material Adverse Effect.

               6.2. Authorization; No Contravention

           The execution, delivery and performance by each Credit Party of each of the Credit Documents and the Related Agreements, to the extent each is a party thereto, and the consummation by each Credit Party, as applicable, of the transactions contemplated by the Credit Documents and the Related Agreements do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, except as permitted by Section 8.4, result in the creation or imposition of any Lien upon any property or assets of any Credit Party pursuant to, any Contractual Obligation, except for any such conflict, breach, violation, default or Lien that has been waived and except for any such conflict, breach, violation, default or Lien that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or any material adverse effect on the ability of each Credit Party to perform its obligations under the Credit Documents and the Related Agreements; nor will such actions result in any violation of the provisions of any Organizational Document of any Credit Party or result in any violation of any Law except such violation of any Law that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               6.3. Governmental Authorization; Other Consents

           No material consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance by any Credit Party of the Credit Documents and the Related Agreements (other than the Acquisition Agreement) to which it is a party and compliance by each Credit Party with the terms thereof and the consummation by the Credit Parties of the transactions contemplated by the Credit Documents and the Related Agreements (other than the Acquisition Agreement).

               6.4. Binding Effect

           The execution and delivery of this Agreement and each other Credit Document has been duly authorized by each Credit Party which is a party thereto and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of each Credit Party, enforceable against each Credit Party in accordance with its terms, except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and (ii) to the extent that the enforceability of rights to indemnification and contribution thereunder may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations.

               6.5. Financial Statements; No Closing Date MAE

           (a) Borrower's and Holdings' audited financial statements for the fiscal year ended September 30, 2004 fairly present in all material respects the financial condition of the Borrower and Holdings, respectively, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. Other than the Acquisition, the Speedware Acquisition and acquisition of Systems House Inc., during the period from September 30, 2004 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Borrower of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and
(ii) no purchase or other acquisition by the Borrower of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Initial Lenders prior to the Closing Date (including pursuant to public filings made with the SEC).

           (b) Ernst & Young LLP are independent public accountants with respect to the Credit Parties and their Subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

           (c) Since May 31, 2005, no Closing Date MAE has occurred.

               6.6. Litigation

           There are no legal or governmental proceedings pending to which Holdings or any of its Subsidiaries or, to the best of Borrower's knowledge, the Acquired Business, is a party or of which any property or assets of Holdings or any of its Subsidiaries or affiliates or, to the best of Borrower's knowledge, the Acquired Business, is the subject which, singularly or in the aggregate, if determined adversely to Holdings or any of its Subsidiaries or affiliates or the Acquired Business, could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Borrower no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others against the Borrower, any of its Subsidiaries or the Acquired Business.

               6.7. No Default

           Neither Holdings nor any of its Subsidiaries or, to the best of Borrower's knowledge, the Acquired Business is in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any of its Contractual Obligations which could reasonably be expected to have a Material Adverse Effect.

               6.8. Ownership of Property; Liens

           Holdings and each of its Subsidiaries and, to the best of Borrower's knowledge, the Acquired Business has good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property which are material to the business of Holdings and each of its Subsidiaries, taken as a whole, in each case free and clear of all Liens other than Permitted Liens.

               6.9. Environmental Compliance

           There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release or threatened release of any kind of toxic or other hazardous wastes or other hazardous substances by, due to or caused by Holdings or any of its Subsidiaries (or, to the best knowledge of the Borrower, the Acquired Business or any other entity (including any predecessor) for whose acts or omissions Holdings or any of its Subsidiaries are or could reasonably be expected to be liable) upon any property now or previously owned or leased by Holdings or any of its Subsidiaries, or upon any other property, in violation of any environmental statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability except for any violation or liability which would not have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other hazardous wastes or other hazardous substances with respect to which the Borrower has knowledge, except for any such disposal, discharge, emission or other release of any kind which would not have, singularly or in the aggregate with all such disposal, discharge, emission and other release, a Material Adverse Effect.

               6.10. Taxes

           Holdings and each of its Subsidiaries and, to the best of Borrower's knowledge, the Acquired Business, has filed all Federal and material state and other tax returns and reports required to be filed, and has paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days,
(b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to cause a Material Adverse Effect. Holdings and each of its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect.

               6.11. ERISA Compliance

           No "prohibited transaction" (as defined in Section 406 of ERISA or
Section 4975 of the Code) or "accumulated funding deficiency" (as defined in
Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan of Holdings or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; each such employee benefit plan is in compliance in all material respects with applicable law, including ERISA and the Code; Holdings and each of its Subsidiaries has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan for which Holdings or any of its Subsidiaries would have any liability; and each such pension plan that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

               6.12. Labor Relations

           No labor disturbance by or dispute with the employees of Holdings or any of its Subsidiaries exists or, to the best knowledge of the Borrower is imminent, which could reasonably be expected to have a Material Adverse Effect.

               6.13. Subsidiaries; Equity Interests

           Holdings does not have any Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings and its Subsidiaries free and clear of all Liens except Liens under the Credit Agreement, the pledge of the stock of Prelude Systems, Inc. and any nonconsensual Lien that is permitted under Section 8.4. Schedule 6.13 (a) sets forth the name and jurisdiction of each Subsidiary and (b) sets forth the ownership interest of each Credit Party and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

               6.14. Margin Regulations; Investment Company Act; Public Utility
                     Holding Company Act

           (a) None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meanings of Regulation T, U or X.

           (b) None of Holdings, any of its Subsidiaries and any Person controlling a Credit Party or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act, nor are any of them a closed-end investment company required to be registered, but not registered, thereunder. Neither Holdings of the Credit Parties nor any of its Subsidiaries is an "investment company" as defined in the Investment Company Act.

               6.15. Internal Accounting Controls

           Holdings and each of its Subsidiaries maintain, and to the best of Borrower's knowledge, the Acquired Business maintains, a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               6.16. Insurance

           Holdings and each of its Subsidiaries has insurance covering its respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are in the Borrower's opinion adequate to protect Holdings and its Subsidiaries and their respective businesses. Neither Holdings nor any of its Subsidiaries have received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

               6.17. Licenses; Intellectual Property, Etc.

           (a) Holdings and each of its Subsidiaries and, to the best of the Borrower's knowledge, the Acquired Business, possess all licenses, orders, certificates, authorizations, approvals and permits issued by, and have made all declarations, applications, reports, instruments, information and filings with, the appropriate Federal, state or foreign regulatory agencies or bodies that are necessary or desirable for the ownership of their respective properties or the conduct of their respective businesses and such declarations, applications, reports, instruments, information and filings are true, correct and complete in all material respects, except where the failure to possess or make the same would not, singularly or in the aggregate, have a Material Adverse Effect, and neither Holdings nor any of its Subsidiaries has received notification of any revocation or modification of any such license, certificate, authorization or permit that is generally renewable in the ordinary course or has any reason to believe that any such license, certificate, authorization or permit will not be renewed in the ordinary course.

           (b) Holdings and each of its Subsidiaries and, to the best of Borrower's knowledge, the Acquired Business, own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses does not conflict in any material respect with, and Holdings and each of its Subsidiaries and, to the best of Borrower's knowledge, the Acquired Business, have not received any notice of any claim of conflict with, any such rights of others.

               6.18. Solvency

           On the Closing Date, Holdings and its Subsidiaries (including the Acquired Business) taken as a whole (after giving effect to the Transactions), will be Solvent.

               6.19. Disclosure

           As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

               6.20. Exchange and Registration Rights

           No holder of securities of Holdings or any of its Subsidiaries will be entitled to have such securities registered under the registration statements required to be filed by the Borrower pursuant to the Exchange and Registration Rights Agreement, to the extent each is a party thereto, other than as expressly permitted thereby or that has been waived.

               6.21. Indebtedness

           Other than the Loans, the Holdings Financing and as set forth on Holdings' consolidated balance sheet dated as of June 30, 2005, neither Holdings nor any of its Subsidiaries has outstanding any material Indebtedness. For purposes of this Section 6.21, the phrase "material Indebtedness" shall include any Indebtedness equal to or in excess of $5.0 million in aggregate principal amount.

SECTION 7.      Affirmative Covenants

           The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated and the Loans, together with interest, Fees and all other Bridge Obligations incurred hereunder (other than the Exchange Notes or the Exchange
Note Indenture), are paid in full:

               7.1. Use of Proceeds

           The Borrower will use the proceeds of all Loans for the purposes set forth in Section 4.7.

               7.2. Use of Proceeds of the Permanent Securities

           The Borrower shall use the Net Cash Proceeds received by it from the sale of any Permanent Securities to repay the Loans to the extent required by
Section 4.2(a).

               7.3. Exchange Notes

           (a) The Borrower shall, as promptly as practicable after being requested to do so by the Initial Lenders at any time on or after the Initial Maturity Date (unless the Borrower has given the Administrative Agent notice of repayment of the Loans pursuant to Section 4.1), (i) select a bank or trust company reasonably acceptable to the Lenders to act as Exchange Note Trustee,
(ii) enter into the Exchange Documents and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Documents and the Exchange and Registration Rights Agreement referred to in clause (ii) above).

           (b) The Borrower will, on or prior to the fifth (5th) Business Day following the written request (the "Exchange Request") of the holder of any Loan (or beneficial owner of a portion thereof) on or after the Initial Maturity
Date:

               (i) execute and deliver, cause each other Credit Party to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered; and

               (ii) execute and deliver to such holder or beneficial owner in accordance with the Exchange Note Indenture an Exchange Note bearing interest as set forth therein in exchange for such Loan dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged.

           The Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 7.3, which in the case of the initial request hereunder shall be in an aggregate of at least $30.0 million of Loans for all requesting holders; provided, that each holder who holds a Loan, or portion thereof, which is included in the Exchange Request must request an exchange of all the Loans held by such holder. Loans exchanged for Exchange Notes under this Section 7.3 shall be deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Note Indenture.

           The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500.0 million.

               7.4. Change of Control

           (a) Upon a Change of Control, the Borrower shall offer to repay all of the outstanding Loans, without any premium, plus accrued and unpaid interest, if any, in a manner substantially consistent with the Change of Control Offer (as defined in the Existing Notes Indentures) procedures set forth in the Existing Notes Indentures.

           (b) Prior to complying with the provisions of this Section 7.4, but in any event within 30 days following a Change of Control, the Borrower shall either repay all outstanding Indebtedness under the Credit Agreement or obtain the requisite consents, if any, under the Credit Agreement necessary to permit the prepayment of the Loans required by this Section 7.4; provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to Section 7.4(a).

               7.5. Financial Statements

           The Borrower shall deliver to the Administrative Agent for further distribution to each Lender:

               (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the 2005 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

               (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended December 31, 2005), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

               (c) as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended; and

               (d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.5(a) and 7.5(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

           Documents required to be delivered pursuant to Section 7.5(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at www.activant.com; provided that (i) if requested by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and
(ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

               7.6. Certificates; Other Information

           The Borrower will deliver to the Administrative Agent for further distribution to each Lender:

               (a) no later than five (5) days after the delivery of the financial statements referred to in Section 7.5(a), a certificate of its independent certified public accountants certifying such financial statements;

               (b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under
          Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

               (c) promptly after the receipt thereof by any Credit Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Credit Party or any of its Subsidiaries;

               (d) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

               (e) promptly, such additional information regarding the business, legal, financial or corporate affairs of Holdings or any of its Subsidiaries, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

               7.7. Notices

           Promptly notify the Administrative Agent: (a) of the occurrence of any Default; or (b) of any matter that has had or could reasonably be expected to have a Material Adverse Effect, including any Material Adverse Effect arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any of its Subsidiaries, (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including those described in Section 6.9 or
(iv) the occurrence of an event described in Section 6.11.

               7.8. Existence

           Subject to Section 8.5 and Section 11.16 and except as contemplated by Schedule 7.18, Holdings and the Borrower will, and will cause each of their Subsidiaries to, do all things necessary to preserve and keep in full force and effect their respective corporate existence and the corporate, partnership or other existence of each Subsidiary in accordance with the respective Organizational Documents of each such Subsidiary and the rights (charter and statutory) and material franchises of Holdings, the Borrower and the Subsidiaries; provided, however, that Holdings and the Borrower shall not be required to preserve any such right or franchise, or the corporate existence of any Subsidiary, if the respective Board of Directors of Holdings and the

Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or the Borrower, as the case may be, and the Subsidiaries, taken as a whole; provided, further, however, that a determination of the Board of Directors of Holdings or the Borrower, as the case may be, shall not be required in the event of a merger of one or more Wholly Owned Subsidiaries of Holdings or the Borrower, as the case may be, with or into another Wholly Owned Subsidiary of Holdings or the Borrower, as the case may be, or another Person, if the surviving Person is a Wholly Owned Subsidiary of Holdings or the Borrower, as the case may be, organized under the laws of the United States or a State thereof or of the District of Columbia. This Section
7.8 shall not prohibit Holdings, the Borrower or any of their Subsidiaries from taking any other action otherwise permitted by, and made in accordance with, the provisions of this Agreement.

               7.9. Payment of Obligations

           The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including, without limitation, Taxes) except, in each case to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

               7.10. Maintenance of Properties

           Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

               7.11. Insurance

           The Borrower will, and will cause each of its Subsidiaries to, maintain insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are in the Borrower's opinion adequate to protect the Borrower and each of its Subsidiaries and their respective businesses.

               7.12. Compliance with Laws

           The Borrower will comply, and shall cause each of its Subsidiaries to comply, in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties except if the failure to comply therewith could not reasonably be expected to cause a Material Adverse Effect.

               7.13. Further Assurances

           At any time or from time to time upon the request of the Administrative Agent, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, the Borrower shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Bridge Obligations are guaranteed by the Guarantors.

               7.14. Books and Records

           The Borrower and its Subsidiaries will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

               7.15. Compliance with Environmental Laws

           Except, in each case, to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, the Borrower will comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable statutes, ordinances, rules, regulations, orders, judgments, decrees and permits described in Section 6.9; obtain and renew all applicable permits referred to in Section 6.9 necessary for its operations and properties; and, in each case to the extent required by the Laws referred to in Section 6.9, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all hazardous materials from any of its properties, in accordance with the requirements of all such Laws.

               7.16. Reports

           So long as any of the Loans are outstanding, the Borrower will provide to the Lenders and the Administrative Agent, copies of the annual reports and of the information, documents and other reports that the Borrower would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, at or prior to the dates such reports would otherwise be required to be filed, regardless of whether the Borrower is then obligated to file such reports, commencing for the fiscal year ended September 30, 2005.

               7.17. Compliance Certificate

           The Borrower shall deliver to the Administrative Agent within 120 days after the close of each fiscal year a certificate signed by a Responsible Officer stating that a review of the activities of Holdings and its Subsidiaries has been made under the supervision of the signing officer with a view to determining whether a Default or Event of Default has occurred and whether or not the signer knows of any failure of any Credit Party to comply with any of its obligations under this Agreement or any Default or Event of Default that occurred during such fiscal year and, if such a Default or Event of Default has occurred, its status and the action Borrower is taking or proposes to take with respect thereto. The first certificate to be delivered by the Borrower pursuant to this Section 7.17 shall be for the fiscal year ended September 30, 2005.

               7.18. Post-Closing Covenants

           The Borrower shall deliver to the Administrative Agent within the time periods specified on Schedule 7.18 (unless extended by the Administrative Agent in its sole discretion) each of the items referred to on Schedule 7.18.

SECTION 8.      Negative Covenants

           The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated and the Loans, together with interest, Fees and all other Bridge Obligations incurred hereunder (other than the Exchange Notes or the Exchange
Note Indenture), are paid in full:

               8.1. Limitation on Asset Sales

           (a) Neither the Borrower nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Borrower or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Borrower or, if such Asset Sale involves consideration in excess of $5.0 million, by a Board Resolution of the Borrower),
(ii) at least 75% of the consideration received by the Borrower or such Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Borrower applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay Indebtedness outstanding under the Credit Agreement or any Indebtedness of a Subsidiary of the Borrower that is not a Guarantor (and, to the extent such Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder, except that the Borrower may temporarily repay such Indebtedness using the consideration from such Asset Sale and thereafter, to the extent permitted, use such funds to reinvest pursuant to clause (B) below within the period set forth therein without having to obtain a corresponding reduction in the commitments under such revolving credit or similar facility), (B) after the Conversion Date, to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase Loans, Existing Notes and other Indebtedness of the Borrower that is not, by its terms, expressly subordinated in right of payment to the Loans and Notes and the terms of which require an offer to purchase such other Indebtedness with the proceeds from the Asset Sale ("Other Indebtedness"), pro rata tendered to the Borrower for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such Other Indebtedness, if such Other Indebtedness is issued at a discount) as of the date of such purchase plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Borrower as set forth below (a "Net Proceeds Offer"); provided, however, that the Borrower may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $5.0 million.

           Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to Lenders not more than 180 days after the relevant Asset Sale or, in the event the Borrower or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in this Agreement. Upon receiving notice of the Net Proceeds Offer, Lenders may elect to tender their Loans in whole or in part in integral multiples of $1,000. To the extent Lenders properly tender Loans in an amount which, together with all Other Indebtedness so tendered, exceeds the Net Proceeds Offer, Loans of tendering Lenders and such Other Indebtedness will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered). To the extent that the aggregate principal amount of Loans tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount or aggregate accreted value, as the case may be, of all Other Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Borrower may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Loans and such Other Indebtedness for any purposes otherwise permitted by this Agreement. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

           The Borrower will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Other Indebtedness pursuant to a Net Proceeds Offer. To the extent the provisions of any such rule conflict with the provisions of this Section 8.1, the Borrower shall comply with the provisions of such rule and be deemed not to have breached its obligations described in this Section 8.1 by virtue thereof.

               8.2. Limitation on Restricted Payments

           (a) Prior to the Conversion Date, neither the Borrower nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment.

           (b) From and after the Conversion Date, neither the Borrower nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment and immediately after giving effect thereto:

               (i) a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

               (ii) the Borrower's Consolidated Coverage Ratio is less than or equal to 2.00 to 1.00; or

               (iii) the aggregate amount of Restricted Payments made since the Existing Fixed Rate Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Borrower in good faith) exceeds the sum of

                    (1) 50% of Consolidated Net Income (or, in the case such
               Consolidated Net Income shall be a deficit, minus 100% of such deficit) accruing during the period (treated as one accounting period) from the Existing Fixed Rate Notes Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available plus

                    (2) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors of the Borrower in good faith, received since the Existing Fixed Rate Notes Issue Date by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale since the Existing Fixed Rate Notes Issue Date of Qualified Capital Stock of the Borrower (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Borrower or any Subsidiary of the Borrower, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Borrower upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (ii) and (iii) of paragraph (b) below), plus

                    (3) without duplication of any amount included in clause
               (iii)(2) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(2) above), received by the Borrower as a capital contribution after the Existing Fixed Rate Notes Issue Date, plus

                    (4) the amount equal to the net reduction in Investments
               (other than Permitted Investments) made by the Borrower or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Borrower or any Subsidiary of the Borrower or
               (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Borrower or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (4) to the extent it is already included in Consolidated Net Income, plus

                    (5) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Borrower in accordance with Section 8.5 on or since the Existing Fixed Rate Notes Issue Date; provided, however, that concurrently with or immediately following such merger the Borrower uses an amount equal to such net cash proceeds to redeem or repurchase the Borrower's Capital Stock, plus

                    (6) $25.0 million.

           (c) Notwithstanding the foregoing, the provisions of clauses (a) and
(b) will not prohibit:

               (i) after the Conversion Date, the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration;

               (ii) after the Conversion Date, the purchase, redemption or other acquisition or retirement of any Capital Stock of the Borrower or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired;

               (iii) after the Conversion Date, the acquisition of Indebtedness of the Borrower that is subordinate or junior in right of payment to the Loans and Notes either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Borrower that is subordinate or junior in right of payment to the Loans and Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Loans and Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Borrower that is subordinate or junior in right of payment to the Loans and Notes at least to the extent that the Indebtedness being acquired is subordinated to the Loans and Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced;

               (iv) after the Closing Date, payments by the Borrower to repurchase or to enable Holdings (including for the purpose of this clause (iv) and for the purposes of clauses (v) and (vi) below, any corporation that, directly or indirectly, owns all of the Common Stock of Holdings) to repurchase, Capital Stock of Holdings from employees of Holdings or its Subsidiaries or such other corporation in an aggregate amount not to exceed (x) prior to the Conversion Date, $2.5 million and (y) thereafter, $5.0 million;

               (v) after the Closing Date, payments to enable Holdings to redeem or repurchase stock purchase or similar rights granted by Holdings with respect to its Capital Stock in an aggregate amount not to exceed $1.0 million;

               (vi) after the Closing Date, payments, not to exceed $200,000 in the aggregate, to enable Holdings to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

               (vii) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with Section 8.5;

               (viii) after the Conversion Date, payments to enable Holdings or the Borrower to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Equity Offering in an annual amount not to exceed 6.00% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Equity Offering and contributed to the Borrower;

               (ix) payments by the Borrower to fund the payment by any direct or indirect holding company thereof of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect holding company and so long as the aggregate amount of payments pursuant to this clause (ix) does not exceed $1.0 million in any calendar year;

               (x) payments by the Borrower to fund taxes of Holdings for a given taxable year in an amount equal to the Borrower's "separate return liability," as if the Borrower were the parent of a consolidated group (for purposes of this clause (x) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Borrower defined as if the Borrower had filed its own United States federal tax return for such taxable year);

               (xi) payments by the Borrower under the Financial Monitoring and Oversight Agreements; and

               (xii) payments or loans made to Holdings in an amount not to exceed $30.0 million since the Existing Fixed Rate Notes Issue Date, the proceeds of which amounts are used to make payments to Glenn E. Staats and Preston W. Staats (or one or more of their respective Affiliates) pursuant to the Staats Purchase Agreement;

provided that (A) in the case of clauses (iii), (iv), (v), (vi), (vii) and
(viii), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof, (B) in determining the aggregate amount of Restricted Payments made since the Existing Fixed Rate Notes Issue Date, amounts expended pursuant to clauses (i), (iv), (v), (vi), (vii) and
(viii) shall be included in such calculation and (C) that no payment may be made pursuant to clause (vii) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Borrower's Consolidated Coverage Ratio would be greater than
2.00 to 1.00.


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
               8.3. Limitations on Incurrence of Indebtedness and Issuance of
                    Disqualified Stock

           (a) Prior to the Conversion Date, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness).

           (b) After the Conversion Date, the Borrower will not, and will not permit any of its Subsidiaries to incur any Indebtedness (other than Permitted Indebtedness) and the Borrower will not issue any Disqualified Capital Stock and will not permit its Subsidiaries to issue any Preferred Stock except Preferred Stock of a Subsidiary issued to (and as long as it is held by) the Borrower or a Wholly Owned Subsidiary of the Borrower; provided, however, that the Borrower and its Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness or the issuance of such Capital Stock, as the case may be, and the use of proceeds therefrom, the Borrower's Consolidated Coverage Ratio is greater than 2.00 to 1.00.

           (c) The Borrower will not incur or suffer to exist, or permit any of its Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.

           (d) Neither the Borrower nor any Guarantor will incur any Indebtedness if such Indebtedness is by its terms (or by the terms of any agreement governing such Indebtedness) subordinate or junior in ranking in any respect to any of its Indebtedness unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to the Bridge Obligations or the Guarantees, as applicable, to the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness.

               8.4. Liens

           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien on any asset or property of the Borrower or such Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Borrower or any of its Subsidiaries unless the Bridge Obligations are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Bridge Obligations) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Borrower or any Subsidiary to secure the Bridge Obligations if the Lien consists of a Permitted Lien.


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
               8.5. Merger, Consolidation or Sale of Assets

           (a) The Borrower may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless:

               (i) either (1) the Borrower is the surviving or continuing Person or (2) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Borrower substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Borrower have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia;

               (ii) such surviving Person shall assume all of the obligations of the Borrower under the Notes and this Agreement in a form reasonably satisfactory to the Administrative Agent;

               (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Consolidated Coverage Ratio of the Borrower (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be greater than 2.00 to 1.00;

               (iv) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred or be continuing; and

               (v) the Borrower has delivered to the Administrative Agent prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

           (b) For purposes of the foregoing paragraph (a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Borrower, will be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

           (c) Notwithstanding clauses (ii) and (iii) in paragraph (a) above,
(1) any Subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower and (2) the Borrower may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States to realize tax or other benefits.


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
           (d) In the event of any transaction (other than a lease) described in and complying with the conditions listed in the foregoing paragraph (a) in which the Borrower is not the surviving Person and the surviving Person is to assume all the Bridge Obligations, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Credit Documents to which the Borrower is a party and the Borrower shall be discharged from the Bridge Obligations.

               8.6. Transactions with Affiliates

           Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Borrower and a Wholly Owned Subsidiary of the Borrower or among Wholly Owned Subsidiaries of the Borrower) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $5.0 million or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Borrower and by a majority of the disinterested members of the Board of Directors of the Borrower, if any; provided, further, that for a transaction or series of related transactions involving value of $15.0 million or more, the Board of Directors of the Borrower has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Borrower or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligations of the Borrower under the Financial Monitoring and Oversight Agreements, or any employment agreement, noncompetition or confidentiality agreement with any officer of the Borrower (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to the Initial Purchasers and their Affiliates,
(4) any Restricted Payment permitted to be made pursuant to Section 8.2, (5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower, (6) loans or advances to employees in the ordinary course of business of the Borrower or any of its Subsidiaries consistent with past practices and
(7) the issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock).

               8.7. Dividend and Other Payment Restrictions Affecting
                    Subsidiaries

           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any of its Subsidiaries; or (c) transfer any of its property or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of:

               (1) applicable law;

               (2) this Agreement;

               (3) customary non-assignment provisions of any lease governing a leasehold interest of the Borrower or any Subsidiary;

               (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

               (5) agreements existing on the Closing Date (including the Credit Agreement and the Existing Notes Indentures) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Borrower in any material respect, as determined in good faith by the Board of Directors of the Borrower, than the provisions as in effect before giving effect to the respective amendment or modification;

               (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition;

               (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under this Agreement; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Borrower in any material respect as determined in good faith by the Board of Directors of the Borrower than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5);

               (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien;

               (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement;

               (10) restrictions relating to Subsidiary preferred stock that require that due and payable dividends thereon to be paid in full prior to dividends on such Subsidiary's common stock; or

               (11) any agreement or charter provision evidencing Indebtedness or Capital Stock permitted under this Agreement; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Borrower in any material respect as determined in good faith by the Board of Directors of the Borrower than the provisions relating to such encumbrance or restriction contained in this Agreement.

               8.8. Amendments or Waivers of Certain Documents

           Without the consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any amendment, modification, supplement or waiver with respect to the Credit Agreement as in effect on the Closing Date that would modify any of the provisions thereof or any of the definitions relating to the provisions thereof in respect of (i) the issuance of the Exchange Notes, (ii) the issuance or sale of any preferred equity or debt securities or the incurrence of any Indebtedness to repay or refinance the Loans or (iii) the application of Net Cash Proceeds from a Prepayment Event to repay the Loans, in each case, in a manner adverse to the Lenders.

               8.9. Limitation on Guarantees by Subsidiaries

           The Borrower shall not (a) permit any Subsidiary to guarantee any Indebtedness of the Borrower other than the Bridge Obligations (the "Guaranteed Indebtedness") or (b) pledge any intercompany Indebtedness representing obligations of any of its Subsidiaries to secure the payment of Guaranteed Indebtedness, in each case unless such Subsidiary and the Administrative Agent execute and deliver a Guarantee Supplement causing such Subsidiary to guarantee the Bridge Obligations to the same extent that such Subsidiary guaranteed the Borrower's obligations under the Guaranteed Indebtedness (including waiver of subrogation, if any). Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Agreement.

               8.10. Limitation on Investment Company Status

           The Borrower and its Subsidiaries shall not take any action, or otherwise permit to exist any circumstance, that would require the Borrower to register as an "investment company" under the Investment Company Act.

               8.11. Limitation on Asset Swaps

           The Borrower will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $2.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower which determination shall include a determination that the fair market value of the assets being received in such swap is at least equal to the fair market value of the assets being swapped; and (iii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the Borrower has also received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.


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
SECTION 9.      Events of Default

           Each of the following shall be an "Event of Default" for purposes of this Agreement:

               (a) the failure to pay interest on the Loans when the same becomes due and payable and the Default continues for a period of 30 days;

               (b) the failure to pay principal of or premium, if any, on any Loans when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

               (c) (i) any representation or warranty made or deemed made in or in connection with any Credit Document or the Borrowings, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished or (ii) any Credit Party defaults in the performance of or breaches any covenant or other agreement contained in this Agreement or any other Credit Document (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (a) or (b) of this Section 9) and such default or breach continues for a period of 30 days after receipt of written notice given by the Administrative Agent;

               (d) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Borrower or any Subsidiary of the Borrower, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10.0 million or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded;

               (e) the Guarantee of any Significant Subsidiary, if any, ceases to be in full force and effect except as otherwise permitted pursuant to the terms of this Agreement or any Guarantee of any such Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of any such Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than, in any such case, by reason of release of Guarantor in accordance with the terms of this Agreement);

               (f) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Borrower or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;


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
               (g) the Borrower or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding under any Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding under any Bankruptcy Law; (iii) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it; (iv) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (v) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing; or

               (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower or any Significant Subsidiary of the Borrower in an involuntary case or proceeding; (ii) appoints a Custodian of the Borrower or any Significant Subsidiary of the Borrower for all or substantially all of its property; or (iii) orders the liquidation of the Borrower or any Significant Subsidiary of the Borrower; and in each case the order or decree remains unstayed and in effect for 60 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal, then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured.

           The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

           If an Event of Default (other than an Event of Default specified in clause (g) or (h) above) occurs and is continuing and has not been waived, the Administrative Agent or Lenders holding at least 25% in aggregate principal amount of the outstanding Loans, by notice in writing to the Borrower (and to the Administrative Agent if given by the Holders) specifying the respective Event of Default and that it is a "notice of acceleration" (an "Acceleration Notice") may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all outstanding Loans to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in this Agreement or the Notes to the contrary, shall become immediately due and payable.

           If an Event of Default specified in clause (g) or (h) above occurs, all unpaid principal of and accrued interest on all outstanding Loans shall ipso facto become immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender.

           Any such declaration with respect to the Loans may be rescinded and annulled by the Lenders holding a majority in aggregate principal amount of Loans then outstanding by written notice to the Administrative Agent if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Loans that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Loans) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Borrower has paid the Administrative Agent its reasonable compensation and reimbursed the Administrative Agent for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (g) or (h) above, the Administrative Agent has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.


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
SECTION 10.     The Agents

               10.1. Appointment

           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents.

               10.2. Delegation of Duties

           The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

               10.3. Exculpatory Provisions

           Neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or such Person under or in connection with this Agreement or any other Credit Document (except for their or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

               10.4. Reliance by Administrative Agent

           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all existing and future Lenders.

               10.5. Notice of Default

           The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Lenders).

               10.6. Non-Reliance on Agents and Other Lenders

           Each Lender expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance


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
upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Credit Parties that may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates. 10.7. Indemnification

           The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agents, or any of them, in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agents, or any of them, under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of any Agent. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

               10.8. Agents in Their Individual Capacities

           The Agents and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Agents were not the Agents hereunder and under the other Credit Documents. With respect to the Loans made by them, the Agents shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though they were not the Agents, and the terms "Lender" and "Lenders" shall include the Agents in their individual capacities.

               10.9. Successor Administrative Agent

           The Administrative Agent may resign as Administrative Agent upon 20 days' prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall, so long as no Event of Default under clause (a), (b), (g) or (h) of Section 9 has occurred and is continuing, be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to


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the rights, powers and duties of the Administrative Agent, and the term
"Administrative Agent" means such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any Lender. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

SECTION 11.     Miscellaneous

               11.1. Amendments and Waivers

           Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.

           The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Commitment or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of "Required Lenders," in each case without the consent of each Lender directly affected thereby, or (iii) except as permitted in this Agreement, materially change or release a Guarantee without the consent of each Lender directly affected thereby, or (iv) restrict the right of any Lender to exchange Initial Loans for Term Loans on the Initial Maturity Date, or Term Loans for Exchange Notes or amend the rate of such exchange, in each case without the consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future Lenders. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.


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               11.2. Notices

           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth on Schedule 2.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

         Holdings or the Borrower:

                           Activant Solutions Inc.
                           804 Las Cimas Parkway
                           Austin, TX  78746

                           Attention:  Greg Petersen

                           Facsimile:   (512) 330-9273
                           Telephone:  (512) 328-2300

         with a copy to:

                           Weil, Gotshal & Manges LLP
                           200 Crescent Court, Suite 300
                           Dallas, TX  75201

                           Attention:  Angela L. Fontana

                           Facsimile:   (214) 746-7777
                           Telephone:  (214) 746-7895

         The Administrative Agent:

                           Deutsche Bank AG Cayman Islands Branch
                           60 Wall Street
                           New York, NY  10005

                           Attention:  Patricia McGowan

                           Facsimile:   (212) 797-4869
                           Telephone:  (212) 250-7772


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
         with a copy to:

                           Cahill Gordon & Reindel LLP
                           80 Pine Street
                           New York, NY  10005

                           Attention:  William Hartnett

                           Facsimile:   (212) 269-5420
                           Telephone:  (212) 701-3000

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.8, 3.2 and 4.1 shall not be effective until received.

               11.3. No Waiver; Cumulative Remedies

           No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               11.4. Survival of Representations and Warranties

           All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

               11.5. Payment of Expenses and Taxes

           The Borrower agrees (a) if any Initial Loans have been funded, to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their reasonable and documented out-of-pocket expenses incurred in connection with the preparation, execution and completion of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (including the Commitment Papers), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the Reimbursable Legal Expenses, (b) to pay or reimburse each Lender, the Administrative Agent and the Joint Lead Arrangers for all their reasonable and documented out-of-pocket expenses incurred in connection with the enforcement of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of one counsel to such Persons and (c) to indemnify and hold harmless each Lender, the Administrative Agent and the Joint Lead Arrangers and their respective directors, officers, employees, affiliates, controlling persons and agents from and against all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and


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expenses (regardless of whether any such indemnified party is a party to any such action, judgment or suit), including, without limitation, reasonable and documented fees, disbursements and other charges of counsel (other than fees, disbursements and other charges of outside counsel relating to any Permanent Securities or any liabilities for taxes excluded under Section 4.4(a) hereof) (and any value added tax or similar tax thereon), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and the transactions contemplated thereunder and any such other documents, including, without limitation, any of the foregoing relating to the Acquisition or any transactions connected therewith, or the use of the Loans and other proceeds received by the Borrower hereunder and thereunder, or to the violation of, noncompliance with or liability under any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of their respective property (all the foregoing in this clause (c), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Administrative Agent, the Joint Lead Arrangers or any Lender or any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the party to be indemnified or (ii) disputes among the Administrative Agent, the Joint Lead Arrangers, the Lenders and/or their transferees. The agreements in this Section
11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

               11.6. Successors and Assigns; Participations and Assignments

           (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that, unless the conditions set forth in Section 8.5 are satisfied, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

           (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan derivative counterparts in respect of swaps or similar arrangements having the practical or economic effect thereof). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the Lender with respect to any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Commitments of any Lender or postpone the date of the final scheduled maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon


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
the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.8, 2.9 and 4.4 (subject to the requirements of those Sections) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless the sale of the participations is made with Borrower's prior written consent (not to be unreasonably withheld or delayed).

           (c) Any Lender (an "Assignor") may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time, in consultation with the Borrower, assign to an Eligible Assignee all or any part of its rights and obligations under this Agreement with respect to its Commitments and Loans made pursuant to this Agreement and the other Credit Documents and all rights related thereto, in each case pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B (an "Assignment and Acceptance"), executed by such Eligible Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of an assignment of all of a Lender's interests under this Agreement, no such assignment to an Eligible Assignee shall be in an aggregate principal amount of less than $5.0 million. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

           (d) Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Note dated the Closing Date substantially in the form of Exhibit A-1 hereto to evidence the portion of the Initial Loan made by such Lender and with appropriate insertions ("Original Initial Notes"). On each Interest Payment Date prior to the Final Maturity Date on which the Borrower shall have elected to pay any interest through the issuance of additional Notes pursuant to Section 2.6(e), to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a note dated such Interest Payment Date substantially in the form of Exhibit A-1 hereto in a principal amount equal to such Lender's pro rata portion of any PIK Interest Amount and with other appropriate insertions (each a "Subsequent Initial Note" and, together with the Original Initial Notes, the "Initial Notes"). Unless converted to an Exchange


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
Note and to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Term Note dated the Initial Maturity Date substantially in the form of Exhibit A-2 hereto to evidence the Term Loan made on such date, in the principal amount of the Initial Loans held by such Lender on such date and with other appropriate insertions (collectively, the "Original Term Notes"). On or after the Initial Maturity Date, on each Interest Payment Date prior to the Final Maturity Date on which the Borrower shall have elected to pay any interest through the issuance of additional Loans pursuant to Section 2.6(e), to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender on such Interest Payment Date a Term Note dated such Interest Payment Date substantially in the form of Exhibit A-2 hereto in a principal amount equal to such Lender's pro rata portion of any PIK Interest Amount and with other appropriate insertions (each a "Subsequent Term Note").

           (e) The Administrative Agent, on behalf of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender from time to time and the other information necessary to meet the requirements of Treasury Regulation Section 5f.103-1(c). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Notwithstanding anything herein to the contrary, any assignment of any Loan or other obligation hereunder shall be effective only upon (i) appropriate entries with respect thereto being made in the Register and
(ii) surrender by the assigning Lender to the Administrative Agent of any Notes, if any, representing such Loan or other obligation. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

           (f) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Eligible Assignee (and, in the case of an Eligible Assignee that is not then a Lender or an Affiliate thereof and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

           (g) Subject to Section 11.15, the Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit C.


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
               11.7. Replacements of Lenders Under Certain Circumstances

           The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.8, 2.10 or 4.4,
(b) is affected in the manner described in Section 2.8(d) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution or (c) is a Non-Consenting Lender (as defined below); provided that (i) such replacement does not conflict with any Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.8 or 4.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Agents, (v) the replaced Lender shall be obligated to assign its Loans to the replacement Lender in accordance with the provisions of Section
11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event that
(x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Credit Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender".

               11.8. Adjustments; Set-off

           (a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g) or
(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

           (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.


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               11.9. Counterparts

           This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

               11.10. Severability and Integration

           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement, the Commitment Papers and the other Credit Documents represent the agreement of the Borrower, Holdings, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the Commitment Papers or the other Credit Documents.

               11.11. Governing Law

           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               11.12. Submission to Jurisdiction; Waivers

           Each Credit Party, each Agent and each Lender hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;


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
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

               11.13. Acknowledgments

           The Borrower and Holdings each hereby acknowledge that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

          (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower or Holdings arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Agents and Lenders, on one hand, and the Borrower and Holdings, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

               11.14. Waivers of Jury Trial

           THE BORROWER, HOLDINGS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               11.15. Confidentiality

           The Agents and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or any Agent pursuant to this Agreement ("Confidential Information"), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof having authority over such Person or pursuant to legal process or to such Lender's or the Administrative Agent's attorneys, professional advisors or independent auditors


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
or Affiliates (but solely in connection with the Transactions and on a confidential basis), or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender; provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit C.

               11.16. Release of Guarantor

           Pursuant to the Guarantee Agreement, the Guarantors will jointly and severally guarantee the Borrower's obligations under this Agreement and the Loans on an unsubordinated basis.

           Each Guarantor may consolidate with or merge into or sell its assets to the Borrower or another Guarantor that is a Wholly Owned Subsidiary of the Borrower without limitation, or with other Persons to the extent not prohibited by this Agreement. The Guarantee of a Guarantor will be released without the necessity of any further action by the Administrative Agent or any Lender in the event that:

          (1) (a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of this Agreement,

          (b) the Borrower designates any Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Agreement set forth under Section 8.2 and the definition of "Unrestricted Subsidiary," or

          (c) in the case of any Subsidiary which after the Closing Date is required to guarantee the Loans pursuant to Section 8.9, the release or discharge of the guarantee by such Subsidiary of Indebtedness of the Borrower or any Subsidiary of the Borrower or such Subsidiary or the repayment of the Indebtedness, in each case, which resulted in the obligation to guarantee the Loans; and

          (2) in the case of clause (1)(a) above, such Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and the Existing Notes.


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
               11.17. U.S.A. Patriot Act

           Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Act.

                  [Remainder of Page Intentionally Left Blank]













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
           IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


                                 ACTIVANT SOLUTIONS INC.


                                 By: /s/ Greg Petersen
                                     -------------------------------------------
                                     Name:   Greg Petersen
                                     Title:  Senior Vice President and CFO



                                 ACTIVANT SOLUTIONS HOLDINGS INC.,
                                     as Parent Guarantor


                                 By: /s/ Greg Petersen
                                     -------------------------------------------
                                     Name:  Greg Petersen
                                     Title:  Senior Vice President and CFO

                                 DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as
                                 Administrative Agent


                                 By: /s/ Paul O'Leary
                                     -------------------------------------------
                                     Name:  Paul O'Leary
                                     Title:  Vice President




                                 By: /s/ Marguerite Sutton
                                     -------------------------------------------
                                     Name:   Marguerite Sutton
                                     Title:  Director

                                 DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as
                                 Initial Lender


                                 By: /s/ Paul O'Leary
                                     -------------------------------------------
                                     Name:   Paul O'Leary
                                     Title:  Vice President



                                 By: /s/ Marguerite Sutton
                                     -------------------------------------------
                                     Name:   Marguerite Sutton
                                     Title:  Director

                                 JPMORGAN CHASE BANK, N.A., as Initial Lender


                                 By:  /s/ Marian N. Schulman
                                      ------------------------------------------
                                      Name:  Marian N. Schulman
                                      Title:  Managing Director















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